As filed with the Securities and Exchange Commission on April 15, 1998

                                                    Registration No. 333-_______

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INTERVEST BANCSHARES CORPORATION
                 (Name of Small Business Issuer in Its charter)

                                    Delaware
                           -------------------------
                           (State or Jurisdiction of
                         Incorporation or Organization)

                                      6060
                          ----------------------------
                          (Primary Standard Industrial
                          Classification Code Number)

                                   13-3699013
                       ---------------------------------
                       (IRS Employer Identification No.)

10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903, (212) 757-7300
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
        ----------------------------------------------------------------
                    (Address of Principal Place of Business)

                       Lawrence G. Bergman, Vice President
                        Intervest Bancshares Corporation
                        10 Rockefeller Plaza (Suite 1015)
                         New York, New York 10020-1903
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

                                -----------------

                                 with copies to:
         Thomas E. Willett, Esq.                William L. Kreienberg, Esq.
         Harris Beach & Wilcox                  Harter Secrest & Emery
         130 East Main Street                   700 Midtown Tower
         Rochester, New York 14604              Rochester, New York 14604

    Approximate Date of Proposed Sale to the Public: As soon as practicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE(1)

-------------------------------------------------------------------------------------------------------------------
Title of Each Class of           Amount to be        Proposed Maximum             Proposed             Amount of
Securities to be                 Registered          Offering Price Per           Maximum              Registration
Registered                                           Unit(1)                      Offering Price       Fee(2)
-------------------------------------------------------------------------------------------------------------------
Series __/__/98
Convertible
Subordinated Debentures          $6,000,000          $10,000                      $6,000,000           $1,819.00
-------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
par value $1.00 per share           428,572(1)        $14.00                      $6,000,000           $0.00
-------------------------------------------------------------------------------------------------------------------
Total                                                                                                  $1,819.00
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the Registration Fee. The shares of Class A Common Stock are issuable upon conversion of the Debentures and the offering price is based on the closing sale price on the NASDAQ SmallCap Market on April 7, 1998.

(2) As permitted Rule 457(i), no additional fee is payable for the securities issuable upon conversion.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a) may determine.

Information contained herin is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solictation or sale would be unlawful prior to registration or qualification under the securities of any such State.

                              SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED APRIL 14, 1998
PROSPECTUS


                        INTERVEST BANCSHARES CORPORATION
                   (A Bank Holding Company for Intervest Bank)
                               Maximum $6,000,000
                               Minimum $5,000,000
               SERIES __/__/98 CONVERTIBLE SUBORDINATED DEBENTURES
                                Due July 1, 2008
                     --------------------------------------

         Intervest Bancshares Corporation (the "Company") is offering up to $6,000,000 aggregate principal amount of its Series __/__/98 Convertible Subordinated Debentures due July 1, 2008 (the "Debentures"). As more fully described under "Description of Debentures," the Debentures are convertible at any time before April 1, 2008, unless previously redeemed, into shares of Class A Common Stock, par value $1.00 per share, of the Company (the "Class A Common Stock") at an initial conversion price to be determined at closing based on the average closing prices of the Class A Common Stock on the Nasdaq Stock Market's SmallCap Market (Symbol: IBCA) during the 20 trading days prior to closing, less $.50 and rounded down to the nearest quarter dollar. See "Market for Class A Common Stock and Dividends." The conversion price will be subject to adjustment annually as described in more detail under "Description of Debentures."

         Interest on the Debentures will accrue each calendar quarter at a fixed rate, which rate will be fixed at the closing date and will reflect the prime rate of Chase Manhattan Bank on that date less one-half of one percent. In addition, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures will be payable at the maturity of the Debentures whether by acceleration, redemption or otherwise.

         The Debentures are redeemable by the Company, in whole or in part, at any time and from time to time, at the option of the Company at fixed redemption prices as set forth herein, together with accrued interest to the redemption date. The Debentures will be issued only in denominations of $10,000 and multiples thereof, with a minimum purchase of $10,000.

         The Debentures will be unsecured general obligations of the Company subordinate in right of payment to all existing and future senior indebtedness (as defined herein) of the Company. See "Description of Debentures - Subordination." The Company currently has no senior indebtedness.

              Prospective investors should consider the information
                 discussed under "Investment Considerations and
                            Risk Factors" on page 10.
                                -----------------

      THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR
          DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------------

                                                                         Underwriting
                                                                         Discounts and                   Proceeds to
                                        Price to Public                 Commissions(1)                   Company(1)(3)
--------------------------------------------------------------------------------------------------------------------------
Per Debenture                                100%                             8%                              92%
--------------------------------------------------------------------------------------------------------------------------
Total Minimum(2)                          $5,000,000                      400,000(4)                      $4,600,000
--------------------------------------------------------------------------------------------------------------------------
Total Maximum(2)                          $6,000,000                      480,000(4)                      $5,520,000
--------------------------------------------------------------------------------------------------------------------------

(1) The Debentures are being offered on a "best efforts" basis by Sage, Rutty & Co., Inc. (the "Underwriter"), and by other participating broker/dealers who are members of the National Association of Securities Dealers, Inc. The Company will pay the Underwriter a commission of 7% of the purchase price of each Debenture which is sold by the Underwriter or participating broker/dealers. In addition, the Company will pay the Underwriter a fee equal to 1% of the aggregate gross amount of Debentures sold, such fee to be paid upon completion of the Offering. The Company has agreed to indemnify the Underwriter and participating broker/dealers against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(2) If at least $5,000,000 of Debentures are not sold within 75 days after the date this Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), all subscription documents and funds (together with any interest earned thereon) will be promptly refunded to subscribers and the Offering will terminate. If at least $5,000,000 of Debentures are sold prior to the Offering Termination Date, the Company may close the offering as to those subscribers and continue the offering of unsold Debentures for up to 150 additional days. Until the Closing, all funds received from subscribers will be held in escrow by Manufacturers and Traders Trust Company, for the benefit of subscribers.

(3) In addition to the underwriting fees and commissions, expenses of the Offering payable by the Company are estimated to be approximately $120,000. See "Use of Proceeds."

(4) Includes the payment by the Company of the underwriter's fee of 1% of the aggregate gross amount of Units sold.

                             SAGE, RUTTY & CO., INC.
             The date of this Prospectus is _________________, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and in accordance therewith, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is: "http://www.sec.gov".

         This Prospectus constitutes a part of a Registration Statement on Form SB-2 filed by the Company with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system with respect to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits filed as a part thereof, which may be inspected at the principal or regional offices of the Commission, without charge.

         The Company will furnish annual reports to its shareholders which will contain audited financial statements certified by its independent public accountants. The Company may distribute unaudited quarterly reports and other interim reports to its shareholders as it deems appropriate.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this
Prospectus by reference. Written or oral requests for such copies should be directed to: Mr. Lawrence G. Bergman, Intervest Bancshares Corporation, 10 Rockefeller Plaza, New York, New York 10020; (212) 757-7300.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

         Intervest Bancshares Corporation (the "Company") is a bank holding company incorporated under the laws of the State of Delaware whose only subsidiary is Intervest Bank (the "Bank"), a Florida chartered bank which is a member of the Federal Reserve System. The Company owns approximately 99% of the issued and outstanding shares of the Bank. The Bank is a community-oriented, full service, commercial bank serving the Clearwater area of the State of Florida.

         The principal business of the Bank is to attract deposits and to loan or invest those deposits on profitable terms. The Bank offers a variety of deposit accounts which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Bank consists primarily of real estate loans, commercial loans and consumer loans. The Bank is one of several providers of funds for such purposes in its market area, and its lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in its market area.

         As of December 31, 1997, the Company had consolidated assets and deposits of $150.7 million and $131.2 million, respectively. The Company's stockholders' equity at December 31, 1997 was $17.6 million. Unless the context otherwise requires, references herein to the Company include the Company and its subsidiary, the Bank, on a consolidated basis.

The Offering

Securities Offered.................. Up to  $6,000,000  in  principal  amount of
                                     Series  __/__/98  Convertible  Subordinated
                                     Debentures due July 1, 2008.

Interest Accrual and Payment.......   Interest  on the  principal  amount of the
                                      Debentures   will  accrue  each   calendar
                                      quarter at a fixed  rate,  reflecting  the
                                      prime  rate of Chase  Manhattan  Bank less
                                      one-half  of one  percent  on the  date of
                                      closing. In addition, interest will accrue
                                      each  calendar  quarter on the  balance of
                                      the accrued  interest at the same interest
                                      rate.  All accrued  interest is payable at
                                      maturity,  provided, that, commencing July
                                      1,  2003,   holders  can  elect  by  prior
                                      written notice to be paid all accrued interest and to receive quarterly payments of interest thereafter.

Convertibility......................  The Debentures are convertible  into Class
                                      A Common Stock at any time before April 1,
                                      2008 or  redemption at an initial price to
                                      be  determined  at  closing  based  on the
                                      average  of  the  closing  prices  of  the
                                      shares of Class A Common  Stock for the 20
                                      previous trading days, less $.50,  rounded
                                      down  to  the  nearest   quarter   dollar,
                                      subject to increase  annually in specified
                                      amounts  and  subject  to   adjustment  in
                                      certain events.

Mandatory Redemption...............  None

Optional Redemption..................The Debentures are redeemable,  in whole or in part, at any time and from time to time at the option of the Company on not less than 30 days' notice, at fixed redemption prices as set forth herein, together with accrued interest to the redemption date. See "Description of the Debentures."

Subordination....................... The payment of principal  and  premium,  if any,  and  interest  on the  Debentures  is
                                     subordinated  to all  existing  and  future
                                     Senior  Indebtedness  (as defined  herein).
                                     The   Company   currently   has  no  Senior
                                     Indebtedness.  The  Indenture  (as  defined
                                     herein) does not limit
                                     the occurrence of  indebtedness,  including
                                     Senior  Indebtedness,  by the Company.  See
                                     "Description    of   the    Debentures    -
                                     Subordination."

Class A Common Stock...............  The  Class A Common  Stock is listed on the
                                     Nasdaq Stock Markets SmallCap Market under the symbol "IBCA." At March 31, 1998, 2,136,675 shares of Class A Common Stock were outstanding.

Use of Proceeds..................... The  Company   intends  to  apply  the  net
                                     proceeds of this Offering to the Company's capital for the Company's general corporate purposes, including without limitation, the financing of the expansion of the Company's operations through acquisitions, and the infusion of capital to the Bank and any future subsidiaries of the Company. See "Use of Proceeds."

Investment Considerations........... Prospective  investors  in  the  Debentures should consider the  information  discussed
                                     under     the      heading      "Investment
                                     Considerations and Risk Factors."



                       SUMMARY CONSOLIDATED FINANCIAL DATA
                (Dollars in thousands, except per share figures)

                                                             As of or for the
------------------------------------------------------------------------------------------------------
                                       Year Ended      Year Ended        Year Ended        Year Ended
                                      December 31,    December 31,      December 31,      December 31,
                                          1997            1996              1995              1994
                                      ------------    ------------      ------------      ------------
Income Statement Summary:

Interest income                      $     9,347           6,381           4,190           2,158
Interest expense                           5,894           3,745           2,225             803
Net interest income                        3,453           2,636           1,965           1,355
Provision for loan losses                   (352)           (250)           (233)           (124)
Net interest income
  after provision
  for loan losses                          3,101           2,386           1,732           1,231
Other Income                                 136             106              89             112
Other expense                             (1,906)         (1,551)         (1,415)         (1,054)
Earnings before
  income taxes                             1,331             941             406             289
Provision for income
  taxes                                     (487)           (383)           (136)           (108)
Net Earnings                                 844             558             270             181

Per Share Data:

Basic Earnings Per Share                     .49             .34             .16             .11
Cash dividends                              --              --              --              --
Book value (1)                              7.27            5.91            5.57            5.38
Shares outstanding at
  period-end(2)                        2,424,415       1,650,000       1,650,000       1,650,000

Period-End Balance Sheet Summary:

Total assets                         $   150,755         105,196          68,942          40,117
Securities                                58,821          34,507          19,630           8,638
Loans (net of unearned
  income)                                 76,825          60,310          37,058          22,754
Allowance for loan losses                  1,173             811             593             369
Deposits                                 131,167          93,447          58,601          30,092
Stockholders' equity                      17,620           9,747           9,189           8,884


-----------------------

(1) Represents stockholders' equity divided by the number of outstanding shares of Class A and Class B Common Stock at period-end.

(2) Represents issued and outstanding shares of Class A Common Stock and Class B Common Stock.

                                                  As of or for the
                               --------------------------------------------------------------
                               Year Ended         Year Ended       Year Ended        Year Ended
                               December 31,       December 31,     December 31,     December 31,
                                  1997               1996             1995              1994
                               ------------       ------------     ------------     ------------

Selected Financial Ratios:

Return on average
  assets                           .63%              .67%             .51%             .61%
Return on average
  equity                          4.35%             5.91%            3.01%            3.02
Dividends declared to
  net earnings                     --               --                --               --
Loans (net of unearned
  income) to deposits            58.57%            64.54%           63.24%           75.61%
Net charge-offs to
  loans at period-end             (.01%)             .05%             .02%             .03%
Ratio of Allowance for loan
  losses to loans
  at period-end                    .015              .013             .016             .016
Average stockholders'
  equity to average total
  assets                         14.57%            11.29%           16.89%           20.05%
Ratio of Allowance for Loan
  losses to nonperforming loans                     --                --              1.05

------------------------------

                            THE COMPANY AND THE BANK

Intervest Bancshares Corporation
--------------------------------

         The Company, a Delaware corporation organized in 1993, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's principal asset is its ownership interest of approximately 99.8% of the issued and outstanding shares of the Bank. The Company, through its ownership of the Bank, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Bank. As of December 31, 1997, the Company, on a consolidated basis, had total assets of $150.7 million, net portfolio loans of $75.6 million, total deposits of $131.2 million, and stockholders' equity of $17.6 million. Unless the context otherwise requires, references herein to the Company include the Company and its majority-owned subsidiary, the Bank, on a consolidated basis.

         The Company is a legal entity, separate and distinct from the Bank. There are various legal limitations with respect to the Bank's financing or otherwise supplying funds to the Company. In particular, under federal banking law, the Bank may not declare a dividend that exceeds undivided profits. In addition, the approval of the Federal Reserve Bank of Atlanta (the "Atlanta FRB"), as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared in any calendar year exceeds the Bank's net profits, as defined, for that year, combined with its retained net profits for the proceeding two years. The Atlanta FRB also has the authority to limit further the payment of dividends by the Bank under certain circumstances. In addition, federal banking laws prohibit or restrict the Bank from extending credit to the Company under certain circumstances.

Intervest Bank
--------------

         The Bank is a Florida chartered banking corporation which was organized in December, 1987. The Bank engages in commercial banking from five offices, four of which are located in Clearwater, Florida and one of which is in South Pasadena, Florida.

         The Bank primarily focuses on providing personalized banking services to businesses and individuals within its market area. The Bank originates commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial real estate loans).

         The Bank's income is derived principally from interest and fees earned in connection with its lending activities, interest and dividends on securities, short-term investments and other services. The Bank's income is also affected by provisions for loan losses. Its principal expenses are interest paid on deposits and operating expenses. The Bank intends to expand its deposit and loan customer relationships at its existing offices and to examine opportunities for expansion to new locations. The Bank's operations are also significantly affected by local economic and competitive conditions in its market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Bank's operations.

         The Bank is subject to examination and comprehensive regulation by the Federal Reserve Board (the "FRB") and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. The Bank is a member of the Federal Reserve System. The Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance.

         The principal executive offices of the Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 757-7300. The principal executive offices of the Bank are located at 625 Court Street, Clearwater, Florida 34625, and its telephone number is (813) 442-2551. In addition to its principal office, the Bank has three branch offices in Clearwater, Florida, located at: (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road North, Clearwater, and has a fourth branch in South Pasadena, Florida at 6750 Gulfport Blvd.

                   INVESTMENT CONSIDERATIONS AND RISK FACTORS

         A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment in the Debentures. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Limited Operating History
-------------------------

         The principal current business activity of the Company consists of its controlling ownership of the Bank and, accordingly, it is dependent upon the success and profitability of the Bank. The Company was formed in February of 1993 for the purpose of acquiring a controlling interest in the Bank, which transaction occurred in May of 1993. Prior to that transaction, the Bank had operated under separate ownership and management. The Bank was not profitable through its fiscal year ended December 31, 1992. The Bank achieved profitability for the fiscal year ended December 31, 1993 and has been profitable in each year thereafter. The Company had a small loss in 1993 and has been profitable thereafter. In light of the relatively brief period of the Company's operations, there can be no assurance of future profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements."

Management's Broad Discretion Over Proceeds
-------------------------------------------

         None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company.

Dividends
---------

         Since its inception, the Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends.

         Dividends paid by the Company are subject to the financial conditions of both the Bank and the Company as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Bank to the Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Company are in substance limited to net profits earned by the Company, less any earnings retention consistent with the Company's capital needs, asset quality and overall financial condition. Distributions paid by the Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Company's accumulated current earnings and profits.

         The payment of dividends by the Bank to the Company is regulated by various state and federal laws and by regulations promulgated by the FRB, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by a regulated banking institution such as the Bank. Even if the Bank is able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Bank's earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Bank to the Company. In addition, in some cases, the FRB could take the position that it has the power to prevent the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Bank and the Company, and other factors deemed appropriate by both of the Board of Directors of the Bank and of the Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Bank or the Company.

Securities Not Insured
----------------------

         The Debentures offered hereby are debt securities, and the shares of Class A Common Stock into which they are convertible are equity securities. Neither are savings accounts or deposits insured by the FDIC or any other government agency.

Adequacy of Allowance For Loan Losses.
--------------------------------------

         There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.

         As of December 31, 1997, the Company had a loan portfolio of approximately $76.8 million and the allowance for loan losses was $1,173,000, which represented 1.53% of the total amount of loans. At December 31, 1997, there were no non-performing assets. The Bank actively manages its nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's nonperforming or performing loans. Material additions to the Bank's allowance for loan losses would result in a decrease of the Company's net income, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality and Loan Impairment and Losses."

Supervision and Regulation
--------------------------

         Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. The Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Bank and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Bank to attract deposits and make loans. See "Supervision and Regulation."

No Public Trading Market
------------------------

         Investors should be aware that there is no existing market for the Debentures and it is not likely that such a market will develop.

         The Debentures are convertible at any time before maturity, unless previously redeemed, into shares of Class A Common Stock of the Company. There is no assurance that an active trading market for the Class A Common Stock will be sustained or that a holder of Class A Common Stock will have the ability to dispose of shares in a liquid market. The Class A Common Stock commenced trading on the Nasdaq SmallCap Market in November of 1997. As of December 31, 1997, there were issued and outstanding 2,124,415 shares of Class A Common Stock. See "Market for Class A Common Stock and Dividends."

Competition
-----------

         Competition in the banking and financial services industry is intense. In its primary market area, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services, that the Bank does not provide at this time. The profitability of the Company depends upon the Bank's ability to compete in its market areas. See "Business - Competition."

Local Economic Conditions
-------------------------

         The success of the Company and the Bank is dependent to a certain extent upon the general economic conditions in geographic markets served by the Bank which focuses on Pinellas County, Florida and the immediate surrounding areas. The Bank's primary market area is particularly dependent on the economic conditions within Clearwater, Florida. Although the Bank expects economic conditions will continue to improve in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. Adverse changes in its geographic markets would likely impair the Bank's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business - Market Area."

Lack of Diversification
-----------------------

         The primary business activity of the Company consists of its ownership and control of the capital stock of the Bank. As a result, the Company presently lacks diversification as to business activities and market area, and any event affecting the Bank will have a direct impact on the Company. See "Business."

Dependence on Key Personnel
---------------------------

         The Company and the Bank are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and the Bank might be adversely affected in a material manner. The Bank presently has written employment agreements with its President, its Vice President and its Cashier. Neither the Company nor the Bank maintains key man life insurance policies on its executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Bank's ability to attract or retain qualified officers and employees. See "Management."

Voting Control
--------------

         As of the date of this Prospectus, the three original shareholders of the Company own 900,000 shares of Class A Common Stock or approximately 42% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the three persons.

Interest Rates
--------------

         The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Bank monitors its interest rate sensitivity and attempts to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Bank's results of operations.

Payment and Subordination of Debentures
---------------------------------------

         There is no sinking fund for retirement of the Debentures at or prior to their maturity. The Company anticipates that it will pay the Debentures at maturity, at par, from the Company's working capital but no assurance can be given that the Company will have sufficient available funds to make such payment. The Debentures will be unsecured obligations of the Company, and will be subordinated to all Senior Indebtedness of the Company, as that term is herein defined. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company or on the amount of senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation of or the amount of indebtedness which is pari passu (i.e., having no priority of payment over and not subordinated in right of payment to) the Debentures. Accordingly, upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payment to the debenture holders will be pro rata with payments to holders of pari passu indebtedness.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Debentures offered hereby, after deducting commissions and estimated offering expenses, is estimated to be approximately $5.4 million, if the maximum amount is sold, or approximately $4.5 million, if the minimum amount is sold.

         The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company's or the Bank's business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Bank and any future subsidiaries of the Company. The Company is presently in the process of preparing an application for the chartering of a de novo national bank, which is expected to be a wholly-owned subsidiary of the Company, with a principal office in the City of New York. It is presently anticipated that approximately $7.5 million will be contributed to the capital of that new subsidiary. Except for that bank, neither the Company nor the Bank currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or subsidiaries, or with respect to any specific acquisition prospect, and neither is presently negotiating with any party with respect thereto.

         The actual application of the net proceeds will depend on the capital needs of the Bank, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company or the Bank. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                              MARKET FOR SECURITIES

         The Company's Class A Common Stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November of 1997. Prior to then, there had been no established public trading market for the securities of the Company. The high and low sales prices for Class A Common Stock during the period from November 25, 1997, when trading commenced, and December 31, 1997 were $12.25 and $11.50, respectively. At December 31, 1997, there were approximately 272 holders of record (and approximately _________ beneficial owners) of the Company's Class A Common Stock and three holders of record of the Company's Class B Common Stock.

                                    DIVIDENDS

         Holders of the Company's Class A Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000.

         The Company has not paid any dividends on its capital stock in the past and there is currently no contemplation of the payment of dividends on the Company's Stock. The Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from the Bank to the Company may also be used to pay dividends under certain circumstances.

         The payment of dividends by the Bank is subject to a determination by the Bank's Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations, the Bank's results of operations and financial condition, tax considerations of the Bank and the Company, the number of outstanding shares of stock, and general economic conditions. State and federal banking laws regulate and restrict the ability of the Bank to pay dividends to the Company. The FRB, which regulates the Bank, not only has established certain financial and capital requirements that affect the ability of the Bank to pay dividends, but it has also the general authority to prohibit the Bank from engaging in an unsafe or unsound practice in conducting its business. Depending upon the financial condition of the Bank, the payment of cash dividends could be deemed to constitute such an unsafe or unsound practice. See "Investment Considerations and Risk Factors -Uncertainty of Payment of Dividend" and "Supervision and Regulation - Bank Regulation."

         Both the FRB and the Florida Department of Banking and Finance, which regulate and supervise the Bank and the Company, have publicly stated their view that it is generally an unsafe and unsound practice to pay cash dividends except out of current operating earnings. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net earnings of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the Company's capital needs, asset quality and overall financial condition. See "Investment Considerations and Risk Factors - Limited Operating History."

         The ability of the Bank and the Company to pay cash dividends is currently, and in the future could be further influenced by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount, if any, and timing of future dividends will depend on, among other things, future earnings, the financial condition of the Bank and the Company, the amount of cash on hand at the Company level, outstanding debt obligations, if any, and the requirements imposed by regulatory authorities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted at that date after giving effect to the receipt of the estimated net proceeds from the sale by the Company of all of the Debentures offered hereby.

                                                                                     Actual  As Adjusted
                                                                                     ------  -----------
                                                                                       (in thousands)

Long-term debt:

Series  __/__/98 Subordinated Convertible Debentures due
   July 1, 2008                                                                       --      $ 5,400(1)
                                                                                   -------    -------

Stockholders' Equity:

Class A Common Stock, $1.00 par value,  7,500,000 shares  authorized, 2,124,415 shares issued
   and outstanding(2)                                                                2,124      2,124
Class B Common Stock, $1.00 par value, 700,000
   shares authorized, 300,000 shares issued and outstanding                            300        300
 Additional Paid-in Capital                                                         13,360     13,360
 Retained Earnings                                                                   1,836      1,836
                                                                                   -------    -------

Total Stockholders' Equity                                                         $17,620    $17,620
                                                                                   =======    =======

------------------------------


(1)      Net of offering expenses.

(2) Does not include: (i) 300,000 shares of Class A Common Stock issuable upon conversion of issued and outstanding shares of Class B Common Stock; (ii) 150,000 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock issuable upon exercise of an outstanding warrant; or (iii) 2,494,348 Class A Common Stock issuable upon exercise of outstanding warrants.

                             SELECTED FINANCIAL DATA

         The following table presents selected financial data for the Company and the Bank. The data set forth below for the seven months ended December 31, 1993, five months ended May 31, 1993, and the years ended December 31, 1997, 1996, 1995 and 1994 are derived from the audited consolidated financial statements of the Company or the Bank, as the case may be. The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

                                                                                         At or for the
                                                                                              Seven       At or for the
                                              At  or for the Years Ended                  Months Ended  Five Months Ended
                                                       December 31,                       December 31,      May 31,
                                    -----------------------------------------------       -----------      -------
                                    1997           1996          1995          1994         1993(1)        1993(2)
                                    ----           ----          ----          ----         -------        -------
                                                                                  (Dollars in Thousands, Except Per Share Data)
Balance Sheet Data:
  Total assets                   $ 150,755       105,196        68,942        40,117        29,071        22,557
  Cash and cash equivalents          9,176         6,320         8,551         6,088         5,519         2,569
  Net Loans                         75,652        59,499        36,465        22,385        16,224        16,163
 Securities                         58,821        34,507        19,630         8,638         5,231         2,958
  Deposits                         131,167        93,447        58,601        30,092        22,195        20,138
  Borrowed funds                      --            --            --            --            --            --
  Retained earnings
    (Accumulated deficit)            1,836           992           434           164           (17)       (2,050)
  Total stockholders' equity        17,620         9,747         9,189         8,884         5,828         1,275

Income Statement Data:
  Interest income                    9,347         6,381         4,190         2,158         1,007           741
  Interest expense                   5,894         3,745         2,225           803           345           335
  Net interest income                3,453         2,636         1,965         1,355           662           406
  Provision for loan losses           (352)         (250)         (233)         (124)         --             (90)
  Net interest income after
    provision for loan losses        3,101         2,386         1,732         1,231           662           316
  Other income                         136           106            89           112            59           102
  Other expense                      (1906)       (1,551)       (1,415)       (1,054)         (738)         (401)
  Earnings (Loss) before
  income taxes                       1,331           941           406           289           (17)           17
  Provision for income taxes          (487)         (383)         (136)         (108)         --            --
  Net earnings (Loss)                  844           558           270           181           (17)           17

Per Share Data:
Net Basic earnings (Loss)              .49           .34           .16           .11          (.01)          .05
Book value at period end         $    7.27          5.91          5.57          5.38          3.53          3.64

---------------------------------
(1) Includes the consolidated financial information of the Company from June 1, 1993.
(2)      Financial information of the Bank only

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         The Company's principal asset is its ownership of a controlling interest in the Bank. Accordingly, the Company's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest-rate earned and paid on these balances. Net interest income is dependent upon the Bank's interest-rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of loan and other fees. Noninterest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.

         Since its acquisition of control of the Bank in 1993, the Company has sought to strengthen the operation of the Bank, to improve asset quality, to increase the loan portfolio and to decrease nonperforming loans. During 1997, the Company completed a public offering of 747,500 Units for gross proceeds of $7,475,000 (the "1997 Offering"). Each Unit consisted of one share of the Company's Class A Common Stock and one warrant to purchase an additional share of Class A Common Stock. In connection with the 1997 Offering, the Company issued warrants related to 145,850 shares of Class A Common Stock to the Underwriter and participating broker/dealers. The Company has reserved a total of 2,494,348 shares of Class A stock for issuance upon exercise of the Company's warrants to purchase shares of Class A Common Stock.

         Management believes that additional capital is the key to any expansion program and, to this end, it will continually assess the need for capital, both at the Bank and the Company levels. If it is determined that additional capital is necessary to support the operations of the Company or the Bank or to support any expansion or acquisition activities, transactions to obtain additional financing will be considered by the Company.

         The Bank's present offices are located in or near Clearwater, Florida. Clearwater is located in Pinellas County, which is the most populous county in the Tampa Bay area of Florida. It also has a branch office in South Pasadena, which is also in Pinellas County. The "Tampa Bay" area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County).

         The current population of the Tampa Bay area is estimated at approximately 2,200,000, which reflects population increases of approximately 45% between 1970 and 1980, and approximately 27% between 1980 and 1990. Pinellas is the most densely populated county in Florida, with more than 2,800 people per square mile. The average age of the population for the region is estimated at 45 years (as compared to 38 years for the State of Florida), and this reflects the history of Pinellas County as a retirement area. Recent years have shown a slight drop in average age due to an increase in office and manufacturing employment opportunities.

         The economy of Pinellas County has historically been tourist and retirement oriented. Pinellas County has recently attracted a larger share of new business, particularly in the high technology industries. Total per capita personal income in Pinellas County increased from approximately $15,000 in 1984 to approximately $22,700 in 1992. Employment in the region reflects a broad-based economy, with an emphasis on the retail trade and service industries.

         The housing market in the region remains stable in the view of management, although housing starts have slowed from the high levels experienced during the 1970's.

         Clearwater is the county seat of Pinellas County and its second largest city. It encompasses approximately 32 square miles and has a population of approximately 100,000.

         Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition and results of operations of the Company for the years ended December 31, 1997 and 1996. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

Results Of Operations

Comparison of Year Ended December 31, 1997 and 1996.

General
-------

         Net earnings for the year ended December 31, 1997 were $844,000 compared to $558,000 for the year ended December 31, 1996. This increase in the Company's net earnings was primarily due to an increase in net interest income partially offset by an increase in noninterest expenses and the provision for income taxes.

Interest Income and Expense
---------------------------

         Interest income increased by $2,966,000 from $6,381,000 for the year ended December 31, 1996 to $9,347,000 for the year ended December 31, 1997. Interest income on loans increased $1,791,000 due to an increase in the average loan portfolio balance from $49.3 million for the year ended December 31, 1996 to $68.7 million for 1997, partially offset by a decrease in the weighted average yield of 5 basis points. Interest on securities increased $1,118,000 due to an increase in the average securities balance from $25.6 million in 1996 to $42.8 million in 1997 and an increase in the average yield from 5.92% in 1996 to 6.15% in 1997. Interest on other interest-earning assets increased $57,000 primarily due to an increase from $4.7 million in average other interest-earning assets in 1996 to $6.9 million in 1997.

         Interest expense increased to $5,894,000 for the year ended December 31, 1997 from $3,745,000 for the year ended December 31, 1996. Interest expense on deposit accounts increased primarily because of a $39.0 million increase in the average balance, in addition to an increase of 4 basis points in the average yield paid on deposits for the year ended December 31, 1997 compared to 1996.

Provision for Loan Losses
-------------------------

         The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectability of the Bank's loan portfolio. The provision increased from $250,000 for the year ended December 31, 1996 to $352,000 for the year ended December 31, 1997. At December 31, 1997, there were no non-performing loans. Management believes that the allowance for loan loss of $1,173,000 is adequate at December 31, 1997.

Other Income
------------

         Total other income increased $30,000 for the year ended December 31, 1997 compared to 1996.

Other Expenses
--------------

         Total other expenses increased $355,000 for the year ended December 31, 1997 when compared to 1996, primarily due to an increase in employee compensation and benefits and occupancy and equipment expenses. The increase is primarily due to additional costs for the new branches and the overall growth of the Company.

Provision for Income Taxes
--------------------------

         In 1997 the provision for income taxes is $487,000, an effective income tax rate of 36.6%, as compared to $383,000 and 40.7% respectively, in 1996. In 1996, a greater portion of the consolidated earnings was generated by the holding company which has a higher state income tax rate.

Net Interest Income

         Net interest income, which constitutes the principal source of income for the Company, represents the difference between income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are securities and loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest paying checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of the average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

         Net interest income was $3,453,000 for the Company for the year ended December 31, 1997 compared with $2,636,000 for the year ended December 31, 1996. This improvement in net interest income is primarily a result of a higher level of net interest-earning assets.

         The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; (v) net interest margin. Average balances are based on average daily balances.

                                                             Year Ended December 31,
                                     -----------------------------------------------------------------------
                                              1997                                     1996
                                     -----------------------------------------------------------------------
                                                              (Dollars in thousands)
                                                   Interest       Average             Interest      Average
                                     Average       and            Yield/  Average        and        Yield/
                                     Balance       Dividends       Rate   Balance    Dividends      Rate
                                     -------       ---------       ----   -------    ---------      ----
Interest-earning assets:
  Loans(1)                            $ 68,711        6,415        9.34% $ 49,266       4,624       9.39%
  Securities                            42,763        2,632        6.15%   25,577       1,514       5.92%
  Other interest-earning assets(2)       6,913          300        4.34%    4,730         243       5.14%
                                      --------        -----        ----  --------       -----       ----

         Total interest-earning
             assets                    118,387        9,347        7.90%   79,573       6,381       8.02%
                                                      -----                             -----

Noninterest-earning assets              14,823                              4,089
                                        ------                              -----


         Total assets                 $133,210                           $ 83,662
                                      ========                           ========

Interest-bearing liabilities:
   Demand, money market and
     NOW deposits                       18,087          816        4.51%    8,432         310       3.68%
   Savings                               9,128          446        4.89%    1,470          62       4.22%
   Certificates of deposit              81,167        4,632        5.71%   59,437       3,371       5.67%
   Other                                  --           --            --        34           2       5.88%
                                      --------        -----        ----  --------       -----       ----

         Total interest-bearing
            liabilities                108,382        5,894        5.44%   69,373       3,745       5.40%

Noninterest-bearing liabilities          5,425                              4,840

Stockholders' equity                    19,403                              9,449
                                        ------                              -----

         Total liabilities and
            stockholders' equity .    $133,210                           $ 83,662
                                      ========                           ========


Net interest/dividend income                       $  3,453                          $  2,636
                                                   ========                          ========


Interest rate spread(3)                                            2.46%                            2.62%
                                                                   ====                             ====

Net interest margin(4)                                             2.92%                            3.31%
                                                                   ====                             ====

Ratio of average interest-earning
   assets to average interest-
   bearing liabilities                    1.09                               1.15
                                          ====                               ====

------------------------------------
(1)      Includes nonaccrual loans.
(2)      Includes interest-bearing deposits.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. (4) Net interest margin is net interest income divided by average interest-earning assets.


Rate/Volume Analysis
--------------------

         The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                           December 31,
                                                          1997 vs. 1996
                                           ----------------------------------------
                                                     Increase (Decrease) Due to
                                           ----------------------------------------
                                                                   Rate/
                                              Rate     Volume      Volume     Total
                                              ----     ------      ------     -----
Interest-earning assets:                              (Dollars in thousands)
   Loans                                    $  (25)     1,826        (10)     1,791
   Securities                                   59      1,020         39      1,118
   Other interest-earning assets               (38)       112        (17)        57

  Total                                         (4)     2,958         12      2,966

Interest-bearing liabilities:
   Demand, Money Market and NOW Deposits        70        356         80        506
   Savings                                      10        323         51        384
   Certificates of Deposit                      24      1,228          9      1,261
   Other Borrowings                             (2)        (2)         2         (2)

  Total                                        102      1,905        142      2,149

Net change in net interest income
   before provision for credit losses       $ (106)     1,053       (130)       817



Income Taxes
------------

  At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes available to offset future federal taxable income.
They were in the aggregate amount of $494,000, with specified portions expiring in each year from 2006 through 2008. Use of the carryforwards is subject to an annual limitation of $332,000.


                                       20




  At the time of its incorporation, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income
Taxes," which requires it to take into account changes in tax rates when valuing the deferred income tax amounts carried on its balance sheets.

Asset/Liability Management
--------------------------

  A principal objective of the Bank's asset/liability management strategy is to minimize the Bank's exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the Asset and Liability Committee of the Bank (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

  As a part of the  Bank's  interest  rate  risk  management  policy,  the  ALCO
Committee examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors the Bank's interest rate sensitivity "gap." An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income.
During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates.
Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

  Management's strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO
Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. The ALCO Committee has adopted a goal of achieving and maintaining a six-month ratio between rate sensitive assets to rate sensitive liabilities of
 .80 to 1.20.

  Principal among the Bank's asset/liability management strategies has been the emphasis on managing its interest-rate sensitive liabilities in a manner designed to attempt to reduce the Bank's exposure during periods of fluctuating interest rates. Management believes that the type and amount of the Bank's interest rate-sensitive liabilities may reduce the potential impact that a rise in interest rates might have on the Bank's net interest income. Additionally,

                                       21




the Bank  maintains a "floor," or minimum rate,  on many of its floating  loans.
The "floor" amount for each specific loan is determined in relation to the prevailing market rates on the date of origination and management retains a great deal of flexibility in connection with the establishment of floors for particular loans. Management recognizes that floors allow the Bank to continue to earn a higher rate when the floating rate falls below the established "floor" rate.



                                       22


  The following table sets forth certain information relating to the Company's interest-earning assets and interest-bearing liabilities at December 31, 1997 that are estimated to mature or are scheduled to reprice within the period shown.

                                                                         More than     More than
                                                                       One Year and  Five Years and
                                                 0-3          4-12       Less than    Less than
                                               Months        Months     Five Years    Ten Years      Total
                                               ------        ------     ----------    ---------      -----
                                                                    (Dollars in thousands)
Mortgage and commercial loans (1):
   Commercial loans                          $  2,371           386           333          191        3,281
   Commercial real estate loans                 4,390        10,213        55,819          111       70,533
   Residential mortgage loans                     275           526         1,112        1,237        3,150
   Consumer loans                                  15            14           233         --            262
                                               ------         -----        ------       ------       ------

         Total loans                            7,051        11,139        57,497        1,539       77,226

Federal funds sold                                162          --            --           --            162
Interest-bearing deposits with banks             --            --              99         --             99
Securities (2)(3)                              11,065         9,382        33,122       12,761       66,330
                                               ------         -----        ------       ------       ------

         Total rate-sensitive assets           18,278        20,521        90,718       14,300      143,817
                                               ------        ------        ------       ------      -------

Deposit accounts (2):
   Money market deposits                       17,180          --            --           --         17,180
   NOW deposits                                 4,290          --            --           --          4,290
   Savings deposits                            12,829          --            --           --         12,829
   Certificates of deposit                     13,930        33,059        45,235        1,154       93,378
                                               ------        ------        ------        -----       ------

         Total rate-sensitive liabilities      48,229        33,059        45,235        1,154      127,677
                                               ------        ------        ------        -----      -------

GAP (repricing differences)                  $(29,951)      (12,538)       45,483       13,146       16,140
                                             ========       =======        ======       ======       ======

Cumulative GAP                               $(29,951)      (42,489)        2,994       16,140
                                             ========       =======         =====       ======

Cumulative GAP/total assets                   (19.87%)      (28.18%)         1.99%       10.71%
                                              ======        ======           ====        =====
-------------------------------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed rate loans are scheduled, including repayment, according to their maturities.

(2) Money market, NOW, and savings deposits are regarded as ready accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates. Securities are also scheduled through the maturity dates.

(3)      Includes Federal Reserve Bank stock and short-term investments.

Financial Condition

Lending Activities
------------------

         A significant source of income for the Company is the interest earned on loans. At December 31, 1997, the Company's total assets were $150.8 million and its net loans were $75.6 million or 50% of total assets as compared to $105.2 million of total assets at December 31, 1996, and net loans of $59.5 million representing 57% of the total assets at December 31, 1996.

         Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain directors of the Bank.

                             LOAN PORTFOLIO ANALYSIS

         The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

                                     At December 31, 1997    At December 31, 1996
                                     --------------------    --------------------
                                                      % of                    % of
                                  Amount             Total    Amount         Total
                                  ------             -----    ------         -----
                                                 (Dollars in thousands)
Commercial loans                $  3,281             4.3%   $  3,514            5.8%
Commercial real estate loans      70,533            91.3      54,198           89.4
Residential mortgage loans         3,150             4.1       2,784            4.6
Consumer loans                       262              .3         157             .2
                                  ------           -----      ------          -----

         Total loans              77,226           100.0%     60,653          100.0%
                                                   =====                       =====
Add (Deduct):
   Deferred loan fees               (401)                                    (343)
   Allowance for loan losses      (1,173)                                    (811)
                                  ------                                      -----

         Loans, net             $ 75,652                                $  59,499
                                ========                                =========

         The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1997.

                                                    Residential   Commercial
                  Years Ended       Commercial      Mortgage      Real Estate           Consumer
                  December 31,         Loans           Loans           Loans              Loans                  Total
                  ------------         -----           -----           -----              -----                  -----
                                                       (Dollars in thousands)
                       1998           $2,513            482            5,321                67                   8,383
                       1999              431            279            6,650                66                   7,426
                       2000-2001         269            457           21,602                87                  22,415
                       2002-2003          68            657           18,587                42                  19,354
                       2004-2010        ----          1,275           18,373              ----                  19,648
                                      ------          -----           ------               ---                  ------
                      Total           $3,281          3,150           70,533               262                  77,226
                                      ======          =====           ======               ===                  ======


         Of the $68.8 million of loans due after 1998, 33% of such loans have fixed interest rates and 67% have adjustable interest rates.


         The following table sets forth total loans originated and repaid during the periods indicated.

                                                           Year Ended                         Year Ended
                                                           December 31,                       December 31,
                                                              1997                                1996
                                                              ----                                ----
                                                                           (in thousands)

Originations:
         Commercial loans                                     $502                                  $497
         Real estate loans                                  23,180                                30,802
         Consumer loans                                        162                                   145
                                                           -------                               -------

                  Total loans originated                    23,844                                31,444

         Principal reductions                               (7,271)                               (8,082)
                                                           -------                               -------

           Increase (decrease) in total loans              $16,573                               $23,362
                                                           =======                               =======


Asset Quality

         Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The majority of the loans in the Bank's loan portfolio are collateralized by commercial real estate mortgages. As of December 31, 1997, approximately 91.3%, and as of December 31, 1996, approximately 89.4% of the total loan portfolio was collateralized by this type of property. The level of delinquent loans and foreclosed real estate also is relevant to the credit quality of a loan portfolio. There were no non-performing assets at December 31, 1997, while as of December 31, 1996 non-performing assets totaled $185,000.

         In an effort to maintain the quality of the loan portfolio management seeks to minimize higher risk types of lending. In view of the relative significance of real estate related loans, a downturn in the value of the real estate could have an adverse impact on the Company's profitability. However, as part of its loan portfolio management strategy, the Company typically limits its loans to a maximum of 75% of the value of the underlying real estate as determined by an MAI appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans. Management believes that such precautions reduce the Company's exposure to the risks associated with a downturn in real estate values. See "Investment Considerations and Risk Factors--Local Economic Conditions."

         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Company, on a routine basis, monitors these concentrations in order to make necessary adjustments in its leading practices that most clearly reflect the economic conditions, loan to deposit ratios, and industry trends. Concentrations of loans in the following categories constituted the total loan portfolio as of December 31, 1997:

                  Commercial loans                               4.3%
                                                                ----
                  Real estate mortgage loans                    91.3%
                                                                ----
                  Consumer and other loans                       4.4%
                                                                ----

         The Loan  Committee of the Board of Directors of the Bank  concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible. Management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards. See "Investment Considerations and Risk Factors-Supervision and Regulation."

Classification of Assets
------------------------

         Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans will be charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans will not be returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

         Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate. At December 31, 1997, the Bank had no foreclosed real estate. Foreclosed real estate is recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at the time it is transferred. Further allowances for losses are recorded at the time management believes additional deterioration in value has occurred.

         The following table sets forth certain information on nonaccrual loans and foreclosed real estate, the ratio of such loans and foreclosed real estate to total assets as of the dates indicated, and certain other related information.

                                                                           At December 31,
                                                                           ---------------
                                                                  1997                    1996
                                                                  ----                    ----
                                                                     (Dollars in thousands)

Nonaccrual loans:
     Residential mortgage loans                                    ---                    ---
     Commercial loans                                              ---                    ---
     Consumer and other loans                                      ---                    ---
                                                                 -----                   ----

         Total non-accrual loans                                   ---                    ---
                                                                 =====                   ====

         Total nonperforming loans                                 ---                    ---
                                                                 =====                   ====
Total nonperforming loans to
            total loans                                            ---%                   ---%
                                                                 =====                   ====

         Total nonperforming loans to
            total assets                                           ---                    ---
                                                                 -----                   ----

Foreclosed real estate:

   Real estate acquired by foreclosure or
     deed in lieu of foreclosure                                 $ ---                   $185
                                                                 -----                   ----

         Total nonperforming loans and
            foreclosed real estate                               $ ---                   $185
                                                                 =====                   ====

         Total nonperforming loans and
            foreclosed real estate to total assets                 ---                    .17%
                                                                 =====                   ====

Loan Impairment and Losses
--------------------------

         The Company follows Statements of Financial Accounting Standards No. 114 and 118 ("SFAS 114 and 118"). These Statements address the accounting by creditors for impairment of certain loans. The Statements generally require the Company to identify loans for which the Company probably will not receive full repayment of principal and interest, as impaired loans. The Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The Company has implemented the Statements by modifying its monthly review of the adequacy of the allowance for loan losses to also identify and value impaired loans in accordance with guidance in the Statements. The adoption of the Statements did not have any material effect on the results of operations for the years ended December 31, 1997 and 1996.

         Management considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management which would indicate that full repayment of the principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications of impairment.

         Management evaluates smaller balance, homogeneous loans for impairment and adequacy of allowance for loan losses collectively, and evaluates other loans for impairment individually, on a loan- by-loan basis. The Company evaluates the consumer loan portfolio which are smaller homogeneous loans for impairment on an aggregate basis, and utilizes its own historical charge-off experience, as well as the charge-off experience of its peer group and industry statistics to evaluate the adequacy of the allowance for loan losses. For all commercial, commercial real estate and residential mortgage loans, the Company evaluates loans for impairment on a loan-by-loan basis.

         The Company evaluates all nonaccrual loans as well as any accruing loans exhibiting collateral or other credit deficiencies for impairment. With respect to impaired, collateral-dependent loans, any portion of the recorded investment in the loan that exceeds the fair value of the collateral is charged off.

         For impairment recognized in accordance with SFAS 114 and 118, the entire change in the present value of expected cash flows, or the entire change in estimated fair value of collateral for collateral dependent loans is reported as a provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of the provision that otherwise would be reported.

         The Company had no impaired loans at December 31, 1997 or 1996. The average recorded investment in impaired loans during 1996 was $31,000. There were no impaired loans identified during 1997. No interest income on impaired loans was recognized in 1996.

         Loans are reported at the principal amount outstanding net of the allowance for loan losses and unamortized premiums, discounts and deferred loan origination fees and costs.

         The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to repay.

         Management continues to actively monitor the Bank's asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. The Bank's allowance at December 31, 1996 was $811,000, and the Bank increased its allowance for loan losses to $1,173,000 as of December 31, 1997, consistent with the increase in the loan portfolio, reflecting management's intent to maintain reserves at a level management believes to be adequate. See "Investment Considerations and Risk Factors--Adequacy of Allowance for Loan Losses."

         The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                    Year Ended     Year Ended
                                   December 31,   December 31,
                                        1997         1996
                                   ------------   ------------
                                      (Dollars in thousands)

Average loans outstanding, net        $ 68,711    $ 49,266
                                      --------    --------

Allowance at beginning of year             811         593
                                      --------    --------
Charge-offs:
   Real estate loans                      --            62
   Commercial loans                       --          --
   Consumer loans                         --             3
                                      --------    --------

         Total loans charged-off          --            65
                                      --------    --------

Recoveries                                  10          33
                                      --------    --------

   Net recoveries (charge-offs)             10         (32)
                                      --------    --------

Provision for loan losses charged
   to operating expenses                   352         250
                                      --------    --------

Allowance at end of year              $  1,173    $    811
                                      ========    ========

Ratio of net charge-offs to
   average loans outstanding              --          .001
                                      ========    ========

Ratio of allowance for loan losses
   to period-end total loans              .015        .013
                                      ========    ========

Ratio of allowance for loan losses
   to nonperforming loans                 --          --
                                      ========    ========

Period end total loans                $ 77,226    $ 60,653
                                      ========    ========

         The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans:

                                              At December 31, 1997                At December 31, 1996
                                              --------------------                --------------------
                                                          Loans to                                 Loans to
                                            Amount        Total Loans          Amount             Total Loans
                                            ------        -----------          ------             -----------
                                                              (Dollars in thousands)
Commercial loans                              $50            4.3%                $82                   5.8%
Commercial real estate loans                1,071           91.3                 677                  89.4
Residential real estate loans                  48            4.1                  50                   4.6
Consumer loans and other                        4             .3                   2                    .2
                                            -----           ----                 ---                  ----

   Total allowance for
     loan losses                           $1,173             100%              $811                 100.0%
                                           ======             ===               ====                 =====


         The allowance for loan losses represented 1.5% of the total loans outstanding at December 31, 1997, compared with 1.3% at December 31, 1996.

Securities


         The following table sets forth the carrying value of the Bank's securities portfolio as of the dates indicated:

                                    At December 31,
                                    ---------------
                                   1997       1996
                                   ----       ----
                                    (in thousands)
Securities held to maturity:
  U.S. Treasury securities      $ 4,027    $ 1,499

Other U.S. Government and
  agency securities              54,794     33,008
                                 ------     ------

                                $58,821    $34,507
                                =======    =======

    The  following   table  sets  forth,  by  maturity   distribution,   certain
information pertaining to the securities held-to maturity portfolio as follows:


                                        One Year          After One Year      After Five Years
                                         Or Less          to Five Years         to Ten Years           Total
                                  -------------------  ------------------  ------------------  -------------------
                                  Carrying    Average  Carrying   Average  Carrying   Average  Carrying    Average
                                   Value       Yield    Value      Yield    Value      Yield    Value       Yield
                                  --------    -------  --------   -------  --------   -------  --------    -------
                                                                (Dollars in Thousands)
December 31, 1997:
      U.S. Treasury Securities    $ 1,996       6.10% $ 2,031       6.03%   $----       ---%  $ 4,027       6.06%
      Other U.S. Government
         agency securities         11,173       6.08   30,859       6.23   12,762       6.46   54,794       6.28
               Total              $13,169       6.08% $32,890       6.21% $12,762       6.46% $58,821       6.24%

December 31, 1996:

      U.S. Treasury Securities    $   500       6.04% $   999       6.17%  $-----       ----% $ 1,499       6.12%
      Other U.S. Government
         agency securities          8,142       5.97   22,856       6.16    2,010       6.33   33,008       6.12
               Total              $ 8,642       5.97% $23,855       6.16% $ 2,010       6.33% $34,507       6.12%


Deposit Activities
------------------

      Deposits are the major source of the Bank's funds for lending and other investment purposes. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

      Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

      Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Company Improvement Act of 1991 ("1991 Banking Law") place limitations on the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the corrective action provisions of the 1991 Banking Law." See "Supervision and Regulation--Impact of the 1991 Banking Law." At December
31, 1997, the Bank met the definition of a "well capitalized" depository institution.

      The  following  table  shows  the   distribution  of,  and  certain  other
information relating to, the Bank's deposit accounts by type:

                                       At December 31, 1997                               At December 31, 1996
                                       --------------------                               --------------------
                                                             % of                                          % of
                                      Amount               Deposits                     Amount            Deposits
                                      ------               --------                     ------            --------
                                                                  (Dollars in thousands)
Demand deposits                      $3,490                  2.7%                         $2,401             2.6%
NOW deposits                          4,290                  3.3                           4,536             4.9
Money market deposits                17,180                 13.1                           7,507             8.0
Savings deposits                     12,829                  9.7                           4,742             5.0
                                   --------                ------                        -------           -----
        Subtotal                     37,789                 28.8                          19,186            20.5
                                   --------                ------                        -------           -----

Certificate of deposits:
   4.00%-4.99%                           30                ---                             1,682             1.8
   5.00%-5.99%                       69,855                 53.3                          53,507            57.3
   6.00%-6.99%                       16,882                 12.9                          13,307            14.2
   7.00%-7.99%                        6,611                  5.0                           5,765             6.2
                                   --------                ------                        -------           -----

Total certificates
   of deposit (1)                    93,378                 71.2                          74,261            79.5
                                   --------                ------                        -------           -----

Total deposit                      $131,167                100.00%                       $93,447           100.0%
                                   ========                ======                        =======           =====

-------------------------

(1) Includes individual retirement accounts ("IRAs") totaling $7,136,000 and $5,569,000 at December 31, 1997 and 1996 respectively, all of which are in the form of certificates of deposit.

        The following table shows the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated:

                                  Year Ended          Year Ended
                                 December 31,        December 31,
                                 ------------        ------------
                                    1997                 1996
                            Average     Average  Average     Average
                            Balance       Yield  Balance       Yield
                            -------     -------  -------     -------
                                     (Dollars in thousands)

Money market
        & NOW              $ 18,087       4.51% $  8,432       3.68%
Savings deposit               9,128       4.89     1,470       4.22
Certificates of deposit      81,167       5.71    59,437       5.67

        Total deposits     $108,382       5.44% $ 69,339       5.40%


        The Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of either the Bank or the Company. Management believes that substantially all of the Bank's depositors are residents in its primary market area. The Bank currently does not accept brokered deposits.

        The following tables presents by various interest rate categories the amounts of certificates of deposit at December 31, 1997 and 1996 which mature during the periods indicated:


                                                               Year Ending December 31,
                                         ------------------------------------------------------------------------------------
                                              1998         1999         2000         2001     2002 & thereafter       Total
                                              ----         ----         ----         ----     -----------------       -----
                                                                     (dollars in thousands)

  December 31, 1997:
     4.00%-4.99%                         $     30          ----         ----          ----            ----                30
     5.00%-5.99%                           46,513        13,955        4,149         1,873           3,365            69,855
     6.00%-6.99%                              349           791          656         7,389           7,697            16,882
     7.00%-7.99%                               62         1,808        4,641           100           ----              6,611
                                          -------        ------        -----         -----          ------            ------

Total certificates of deposit             $46,954        16,554        9,446         9,362          11,062            93,378
                                          =======        ======        =====         =====          ======            ======


                                                               Year Ending December 31,
                                         ------------------------------------------------------------------------------------
                                              1997         1998         1999         2000     2001 & thereafter       Total
                                              ----         ----         ----         ----     -----------------       -----
                                                                     (dollars in thousands)

  December 31, 1996:
     4.00%-4.99%                          $ 1,636            46         ---           ---               ---            1,682
     5.00%-5.99%                           36,664        10,477          620         3,741           2,005            53,507
     6.00%-6.99%                            4,545           404          803           465           7,090            13,307
     7.00%-7.99%                            ---              62        1,831         3,631             241             5,765
                                          -------        ------        -----         -----          ------           ------


Total certificates of deposit             $42,845        10,989        3,254         7,837           9,336            74,261
                                          =======        ======        =====         =====           =====            ======

Jumbo certificates ($100,000 and over) mature as follows:

                                        At December 31,
                                        1997      1996
                                         (in thousands)

Due three months or less               $1,554    $  733
Due over three months to six months     1,149     2,136
Due over six months to one year         1,787     2,566
Due over one year                       5,016     1,826
                                        -----     -----

                                       $9,506    $7,261
                                       ======    ======


The following table sets forth the net deposit flows of the Bank during the periods indicated:

                                        Year Ended           Year Ended
                                    December 31, 1997    December 31, 1996
                                    -----------------    -----------------
                                                 (in thousands)
Net increase (decrease) before
   interest credited                    $32,164             $31,168
Net interest credited                     5,556             $ 3,678
                                        -------              ------

        Net deposit increase            $37,720              34,846
                                        =======              ======


Liquidity and Capital Resources

        The Company's principal sources of funds are those generated by the Bank. The Bank's principal sources of funds are deposits, principal and interest payments on loans, maturities and interest on securities, and capital contributions from the Company. The Company's cash flow is affected by its operations, investing activities, and financing activities. Net cash provided from operations primarily results from net earnings adjusted for noncash accounting entries.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                            To be Well
                                                                                                         Capitalized under
                                                                                For Capital              Prompt Corrective
                                              Actual                         Adequacy Purposes:           Action Provisions:
                                        ---------------------             -----------------------        ------------------
                                        Amount          Ratio             Amount            Ratio        Amount       Ratio
                                        ------          -----             ------            -----        ------       -----

                             (dollars in thousands)
As of December 31, 1997:
        Total capital
        (to Risk Weighted Assets)        $9,420         10.53%             $7,157           8.00%         $8,948        10.00%
        Tier I Capital
        (to Risk Weighted Assets)         9,125         10.20%              3,578           4.00           5,367         6.00%
        Tier I Capital
        (to Average Assets)               9,125          6.85%              5,328           4.00           6,660         5.00%

As of December 31, 1996:
        Total capital
        (to Risk Weighted Assets)        $8,051         11.90%             $5,412           8.00%         $6,765        10.0%
        Tier I Capital
        (to Risk Weighted Assets)         7,240         10.70%              2,706           4.00%          4,059         6.0%
        Tier I Capital
        (to Average Assets)               7,240          7.48%              3,871           4.00%          4,839         5.0%


        The Company continues to explore a variety of alternatives related to the expansion of its business, including both branch expansions in and near the Bank's existing markets, as well as the acquisition or de novo chartering of an additional bank outside the Bank's existing market. While management believes that its current capital is adequate to finance any expansion opportunities it may pursue in the near term, including the organization of a de novo banking institution headquartered in the City of New York, the Company believes that the additional capital to be raised in the offering will position it for continued growth. In that regard, management believes that additional capital is the key to any expansion program and, to this end, it will continually assess the need for capital, both at the Bank and the Company levels. If it is determined that additional capital is necessary to support the operations of the Company or the Bank or to support any expansion or acquisition activities, additional transactions to obtain funds will be considered by the Company.

Future Accounting Matters
-------------------------

        Financial Accounting Standards 130 - Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

        Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

Impact of Inflation and Changing Prices
---------------------------------------

        The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Market Risk
-----------

        Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 7 of Notes to Consolidated Financial Statements.

        The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and capital, while adjusting the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates may adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

Year 2000 Compliance
--------------------

        The Bank has an ongoing program designed to ensure that its operational and financial systems will continue to function properly on and after the year 2000, free of software failures due to processing errors arising from calculations using the year 2000 date. The Bank does not expect to incur any significant expenditures over the next three years on its program to redevelop, replace, or repair its computer applications to make them "year 2000 compliant." While the Bank believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Bank is requiring its computer system and software vendors to represent that the products provided are, or will be, year 2000 compliant, and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Bank.

                                    BUSINESS

General
-------

        The Company is a registered bank holding company incorporated under the laws of the State of Delaware in 1993. Its 99%-owned subsidiary and primary asset is the Bank. The Company, through its controlling ownership of the Bank, engages in the business of commercial banking. Although the Company is also engaged in mortgage lending activities, its primary business activity is its ownership of the Bank. The Bank is a Florida chartered banking corporation and is a member of the Federal Reserve System.

        The Bank primarily focuses on providing personalized banking services to businesses and individuals within the market area where its banking office is located. Management believes that this local market strategy enables the Bank to attract and retain low cost core deposits which provide substantially all of the Bank's funding requirements.

        Deposit services include certificates of deposit, individual retirement accounts ("IRAs") and other time deposits, checking and other demand deposit accounts, NOW accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. The Bank solicits these accounts from small businesses, professional firms and households located throughout its primary market area.

        The Bank has ATM facilities and offers ATM cards with access to local, state, and national networks. The Bank also offers safe deposit boxes, wire transfers, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank periodically reviews the scope of the products and services it offers so as to assess whether additional products or services should, consistent with market opportunities and available resources, be included in the Bank's products and services.

        The Bank conducts commercial and consumer banking business which primarily consists of attracting deposits from the areas served by its banking offices and using those deposits, together with funds derived from other sources, to originate a variety of commercial, consumer and real estate loans (primarily commercial real estate loans). The Bank offers a broad range of short to medium-term business and personal loans. Commercial loans include both collateralized and uncollateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments.

        The Bank's income is derived principally from interest and fees earned in connection with its lending activities, interest and dividends on securities, short-term investments and other services. The Bank's income is also affected by provisions for loan losses. Its principal expenses are interest paid on deposits and operating expenses. The Bank intends to expand its deposit and loan customer relationships at its existing offices and to examine opportunities for expansion to new locations. The Bank's operations are also significantly affected by local economic and competitive conditions in its market areas.

        As is the case with banking institutions generally, the Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FRB, the FDIC, and the State of Florida. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Market Area

         The Bank's facilities are located in Pinellas County, which is the Bank's primary market area. Pinellas County has an estimated resident population of approximately 890,000. The Bank's deposit gathering and lending markets are concentrated on the communities surrounding its offices in Clearwater, Florida. Management believes that its offices are located in an area serving small and mid-sized businesses and serving middle and upper income residential communities.

Market for Services
-------------------

         Management believes that the Bank's principal markets are: (i) the established and expanding commercial market within the primary market area: and
(ii) the moderate and the affluent residential market within the primary market area. Moreover, management believes that a community bank is well positioned to establish these relationships with both commercial customers and households. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and its needs.

Lending Activities
------------------

General
-------

        The primary source of income generated by the Bank is from the interest earned from both the loan and securities portfolios. The Bank maintains diversification when considering investments and the granting of loan requests. Emphasis is placed on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Lending activities include commercial and consumer loans and real estate loans. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments. Real estate loans include primarily the origination of loans for commercial property. While the Bank's lending activities include single-family residential mortgages, such lending activities are not emphasized.

        At December 31, 1997 the Bank's net loan portfolio was $75.6 million, representing 50.2% of its total assets. As of such date, the loan portfolio consisted of 4.3% commercial loans, 95.4% real-estate mortgage loans and .3% consumer and other loans.

Real Estate Mortgage Loans
--------------------------

        A substantial portion of the Bank's real estate mortgage loans are made to finance the acquisition and holding of commercial real estate. The Bank requires mortgage title insurance and hazard insurance in amounts deemed appropriate by Management. As part of its loan portfolio management strategy, the Company typically limits its loans to 75% of the value of the underlying real estate as determined by an MAI appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans.

        Commercial mortgage lending generally involves greater risk than residential mortgage lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project.

Commercial Lending
------------------

        The Bank offers a variety of commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

        The Bank's commercial loans primarily are underwritten in the Bank's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Bank takes as collateral a lien on any available real estate, equipment, or other assets. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets.

        Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of his business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Loans
--------------

        Consumer loans made by the Bank have included automobiles, recreation vehicles, boats, home improvements, home equity lines of credit, personal (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans periodically range from 36 to 120 months and vary based upon the kind of collateral and size of loan.

        Consumer loans typically have a short term and carry higher interest rates than that charged on other types of loans. Installment loans, however, do pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Bank is required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection. Accordingly, the initial determination of the borrower's ability to repay is of primary importance in the underwriting of consumer loans.

Loan Solicitation and Processing
--------------------------------

        Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by the Bank's loan officers, existing customers and borrowers, advertising, walk-in customers and referrals from brokers.

        Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Bank.

Competition
-----------

        The Bank encounters strong competition both in making loans and attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking in the Bank's primary market area. In one or more aspects of its business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in Pinellas County and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Bank does not currently provide. In addition, many of the Company's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. See "Investment Considerations and Risk Factors-Competition."

        Management believes that the Company and the Bank are well positioned to compete successfully in its primary market area, although no assurances can be given. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. As an independent community bank headquartered in the Bank's primary market area, management believes that the Bank's community commitment and involvement in its primary market area, as well as its commitment to quality, personalized banking services, are factors that contribute to the Bank's competitiveness.

Employees
---------

        At December 31, 1997, the Company and the Bank together employed 30 full-time employees 1 part-time employee. None of these employees is covered by a collective bargaining agreement and the Company believes that its employee relations are good.

Properties
----------

        The office of the Company is at 10 Rockefeller Plaza, New York, New York. The Bank maintains its principal office at 625 Court Street, Clearwater, Florida. In addition to its principal office the bank operates four branch offices. Three of the branch offices are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, and one is at 6750 Gulfport Blvd., South Pasadena, Florida. With the exception of the Belcher Road office, which is leased, all of the offices are owned by the Bank.

         The office at 625 Court Street consists of a two story building containing approximately 22,000 sq. ft. The Bank occupies the ground floor (approximately 8,500 sq. ft.) and leases the 2nd floor to a single commercial tenant. The branch office at 1875 Belcher Road is a two story building in which the bank leases approximately 5,100 sq. ft. for its branch office. The branch office at 2175 Nursery Road is a one story building containing approximately 2,700 sq. ft. which is entirely occupied by the Bank. The branch office at 2575 Ulmerton Road is a three story building containing approximately 17,000 sq. ft. The bank occupies the ground floor (approximately 2,500 sq. ft.) and leases the upper floors to commercial tenants. The branch office at 6750 Gulfport Blvd. is a one story building containing approximately 2,800 sq. ft. which is entirely occupied by the Bank. In addition, each of the Bank's offices include drive-through teller facilities.

Litigation
----------

        The Company and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or the Bank.

Federal and State Taxation
--------------------------

         General. The Company and the Bank file a consolidated federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Banks and bank holding companies are subject to federal and state income taxes in the same manner as other corporations. In accordance with an income tax sharing agreement, income tax charges or credits are allocated to the Company and the Bank on the basis of their respective taxable income or loss included in the consolidated income tax return.

        Federal Income Taxation. Although a bank's income tax liability is determined under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions.

        The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on the asset size of the Bank, the Bank is permitted to maintain a bad debt reserve calculated on an experience method, based on charge-offs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger.

        State Taxation. The Company files state income tax returns in Florida, New York and New Jersey and franchise tax returns in Delaware. Florida taxes banks under primarily the same provisions as other corporations. The holding company's activities, other than the bank operations, are taxable in the State of New York. Generally, state taxable income is calculated under applicable Code sections with some modifications required by state law.


                                   MANAGEMENT

Directors and Executive Officers of the Company
-----------------------------------------------

        The directors and executive officers of the Company, their ages, and positions with the Company are set forth below.

        Lawrence G. Bergman, age 53, serves as a Director, Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also Co-Chairman of the Board of Directors and a member of the Loan Committee of the Bank and a Director, Vice-President and Secretary of Intervest
Corporation of New York. During the past five years Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgage investments.

        Michael A. Callen, age 57, serves as a Director of the Company, and has served in such capacity since May, 1994. Mr Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen has been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia since May, 1993. From the fall of 1992 through February of 1993, he was an Adjunct Professor of International Banking at Columbia University Business School. From 1987 until February of 1992 he was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. He is also a Director of Intervest Corporation of New York and AMBAC, Inc.

        Jerome Dansker, age 79, serves as Chairman of the Board of Directors and Executive Vice President of the Company. He has served as Executive Vice

President since 1994 and as Chairman of the Board since 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is also a Director and Chairman of the Loan Committee of the Bank and is Chairman of the Board of Directors and Executive Vice President of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

        Lowell S. Dansker, age 47, serves as a Director, President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also Co-Chairman of the Board of Directors and a member of the Loan Committee of the Bank and a Director, President and Treasurer of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

         Milton F. Gidge, age 68, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest Corporation of New York, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was a director and senior officer of Lincoln Savings Bank, F.S.B. for more than five years.

         William F. Holly, age 69, serves as a Director of the Company and has served in such capacity since March, 1994. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman of the Board and CEO of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Corporation of New York and a Trustee of Alfred University. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

        Edward J. Merz, age 66, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from City College of New York and is a graduate of the Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of the Suffolk County National Bank of Riverhead and of its parent, Suffolk Bancorp, and has been an officer and director of those companies for more than five years. He is also a director of the Independent Bankers Association of New York.

         David J. Willmott, age 60, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago and is a Director of Intervest Corporation of New York.

        Wesley T. Wood, age 55, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Wood received a Bachelor of Science degree from New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Corporation of New York, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St.
Dominics R.C. Church in Oyster Bay, New York.

        All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

         Mr. Bergman's wife is the sister of Lowell S. Dansker, and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman.

Directors and Executive Officers of the Bank
--------------------------------------------

        The current directors and executive officers of the Bank are as follows:

         Lawrence G. Bergman serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of the Bank and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

         Stephen M. Bragin, age 67, serves as a Director of the Bank and has served in such capacity since November 1993. Mr. Bragin attended the University of Pennsylvania, where he majored in business. Mr. Bragin is the Director of Development at the University of South Florida, College of Fine Arts. He is retired from the citrus growing and processing business, where he had over 30 years of experience.

         Robert J. Carroll, age 55, serves as a Director and as a member of the Loan Committee of the Bank, and has served as a director since 1987. Mr. Carroll received a Bachelor of Arts degree and a law degree from the University of Florida, Gainesville. He is a senior partner in the law firm of Perenich, Carroll, Perenich, Avril & Caulfield, P.A., and has been a member of such firm for 25 years.

         Petra H. Coover, age 51, serves as Vice President of the Bank and has served in such capacity since June 1994. Ms. Coover received a Bachelor of Arts degree in business administration from Eckerd College. She has also attended The National School of Real Estate Finance of Ohio State University, the Commercial Lending School of the University of South Florida and the International Business Institute in the Netherlands. Ms. Coover has been a bank officer for more than 13 years.

         Jerome Dansker serves as a Director and as Chairman of the Loan Committee of the Bank and has served as a director since November 1993. See "Directors and Executive Officers of the Company."

         Lowell S. Dansker serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of the Bank, and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

         David M. Egbert, age 55, serves as a Director of the Bank and has served in such capacity since November 1993. Mr. Egbert received a Bachelor of Arts degree from the University of Wisconsin in journalism and advertising. Mr. Egbert is the President of the IMS Group, a marketing services company based in St. Petersburg, Florida, which he founded in 1989. Prior to this, he was Senior Vice President/Marketing at Chase Manhattan Bank. Mr. Egbert has over 25 years of marketing experience, which includes approximately 10 years in banking as a senior officer specializing in marketing.

         Mark W. Maconi, age 47, serves as a Director and as a member of the Loan Committee of the Bank and has served as a director since 1987. He attended St. Petersburg Junior College and is the President of Mark Maconi Homes, Inc., a building and land development firm which he founded approximately 20 years ago. Mr. Maconi is Vice President of the Contractors and Builders Association of Pinellas County and is Chairman of the Building Advisory and Appeals Board of Pinellas County.

         Lawrence W. Nortrup, age 71, serves as a Director of the Bank and has served in such capacity since March, 1994. Mr. Nortrup received a Bachelor of Science degree from the University of Illinois in business management. Mr. Nortrup retired as CEO and President of Michigan Avenue National Bank of Chicago and has over twenty-five years of banking experience.

         Keith A. Olsen, age 44, was elected President of the Bank in 1994. Prior to such time, he was Senior Vice President of the Bank and had served in that capacity since 1991. Mr. Olsen received an Associates Degree from St. Petersburg Junior College and a Bachelors Degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been a banker for more than 15 years and has served as a senior bank officer for more than 10 years.

         Lawton Swan, III, age 55, serves as a Director of the Bank and has served in such capacity since November, 1997. Mr. Swan received a Bachelor of Science in Insurance from Florida State University. He is President of Interisk Corporation, a firm specializing in risk management and employee benefit consulting services, which he founded more than 20 years ago. Mr. Swan is an active member of the insurance industry participating on an executive level in various organizations, as well as lecturing and publishing numerous articles.

         Marti J. Warren, age 36, serves as Vice President and Cashier of the Bank and has served in that capacity since 1996. Mr. Warren is a graduate of the Florida School of Banking of the University of Florida, Gainsville. Mr. Warren has been a bank officer for more than ten years.

        All of the directors of the Bank have been elected to serve as directors until the next annual meeting of the Bank's shareholders. Each of the officers of the Bank has been elected to serve as an officer until the next annual meeting of the Bank's directors.

Executive Compensation
----------------------

        The following table sets forth all compensation paid during the last three years to the Bank's chief executive officer. No other officer of the Company or Bank had annual compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation                                   Long-Term Compensation
                                              -------------------                                   ----------------------

                                                                                                     Awards(2)
                                                                                                     ---------
                                                                            Other Annual             Number of
Name and Principal                 Year          Salary(1)     Bonuses      Compensation                Shares         Pay-Outs
------------------                 ----          ---------     -------      ------------                ------         --------
    Position
Keith A. Olsen, President          1995          $  90,000     $10,000            ----               15,000               ----
                                   1996          $  95,000     $10,000            ----               15,000               ----
                                   1997          $ 115,000     $10,000            ----                  ----              ----

(1) All compensation or renumeration paid to employees is paid by the Bank. At the present time, there are no employees of the Company and there is no compensation paid by the Company.

(2) These represent warrants to purchase the number of shares of Class A Common Stock set forth in the table.


         Directors of the Company are paid director's fees of $500 per meeting. Directors of the Bank are paid director's fees of $100 per meeting.

         The Bank has an employment agreement with Mr. Keith A. Olsen. The agreement provides for a base annual salary of not less than $115,000 and provides for a maximum of two years' severance upon termination of employment.

Fringe Benefits
---------------

         The Bank maintains a 401(k) and Profit Sharing Plan which encourages the accumulation of savings for participants' retirement. The plan permits 401(k) matching contributions, as well as employer profit-sharing contributions in the discretion of the Bank. The Bank contributed $21,377 to this Plan in 1997.


Certain Relationships and Related Transactions
----------------------------------------------

         The Bank has had, and expects to have in the future, various loan and other banking transactions in the ordinary course of business with directors, and executive officers of the Bank (or associates of such persons). In the opinion of management, all such transactions: (i) have been and will be made the ordinary course of business, (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) have not and will not involve more than the normal risk of collectability or present other unfavorable features. The total dollar amount of extensions of credit, including unused lines of credit, to directors and executive officers and any of their associates was $3.2 million as of December 31, 1997, which represented approximately 18.2% of the Company's total stockholders' equity. There are no loans to directors or officers of Intervest Bancshares Corporation.

         Except for the transactions described below and outside of normal customer relationships, none of the directors, officers, or present shareholders of the Company and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or the Bank, other than such as arises by virtue of such position or ownership interest in the Company or the Bank.

         The Bank leases certain office facilities from a corporation in which Robert J. Carroll, a director of the Bank, is an officer and in which he has an ownership interest. See Note 4 to Notes to Consolidated Financial Statements. Mr. William F. Holly, a director of the Company, is Chairman of the Board and Chief Executive Officer of Sage, Rutty & Co., Inc., which is the underwriter in this offering and which was the underwriter in the Company's public offering of units in 1997. In that public offering, Sage, Rutty received aggregate compensation of approximately $256,000, as well as warrants to related 18,000 shares of the Company's Class A Common Stock. The holding company, as well as corporations affiliated with certain directors of the Company, have in the past and may in the future participate in mortgage loans originated by the Bank. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with the Bank.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each executive officer of the Company and (iv) all current directors and executive officers of the Company as a group.

                                          Class A Common Stock   Class B Common Stock
                                          --------------------   --------------------
Name and Address of
Beneficial Holder                     Number        Percent of  Number        Percent of
                                    of Shares       Class (1)  of Shares         Class
                                    ---------       ---------  ---------         -----

Helene D. Bergman                     225,000          10.73%    75,000          16.67%
   201 East 62nd Street
   New York, New York 10021

Directors and Executive Officers

Lawrence G. Bergman                   307,500(2)       14.11%    75,000          16.67%
   201 East 62nd Street
   New York, New York 10021

Lowell S. Dansker                     532,500(2)       24.27%   150,000          33.33%
   360 West 55th Street
   New York, New York 10019

Michael A. Callen                      45,000(3)        2.11%         0           0%
   Ryutat
   Jeddah, Saudi Arabia

Jerome Dansker                        553,965(4)       20.89%   150,000(4)       33.33%
   860 Fifth Avenue
   New York, New York 10021

Milton F. Gidge                        31,500(5)        1.48%         0           0%
   43 Salem Ridge Drive
   Huntington, New York 11743

William F. Holly                       22,500(6)        1.06%         0           0%
   206 Edgemere Drive
   Rochester, New York 14612

David J. Wilmott                       82,500(7)        3.84%         0           0%
   West Way
   Southhampton, New York

Wesley T. Wood                         97,500(8)        4.52%         0           0%
   24 Timber Ridge Drive
   Oyster Bay, New York 11771

All directors and executive
   officers as a group              1,672,965          56.49%   375,000          83.33%

----------------------------

(1) Percentages have been computed based upon the total outstanding shares of the Company plus, for each person and the group, shares that person or the group has the right to acquire pursuant to warrants.

(2) Includes 82,500 shares of Class A common stock issuable upon the exercise of warrants.

(3) Includes 33,750 shares of Class A common stock issuable upon the exercise of warrants.

(4) The 553,965 shares of Class A common stock are issuable upon the exercise of outstanding warrants. The 150,000 shares of Class B Common Stock are issuable upon exercise of a warrant.

(5) Includes 11,250 shares of Class A common stock issuable upon the exercise of warrants.

(6) Includes 22,500 shares of Class A common stock issuable upon the exercise of warrants.

(7) Includes 52,500 shares of Class A common stock issuable upon the exercise of warrants.

(8) Includes 60,000 shares of Class A common stock issuable upon the exercise of warrants.


                          DESCRIPTION OF THE DEBENTURES

         The Company will issue the Debentures under an Indenture to be dated as of _________ 1, 1998 (the "Indenture") between the Company and the Bank of New York, 101 Barclay Street, New York, New York 10286 (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and each summary is qualified in its entirety by such incorporated provisions. Parenthetical references in this summary are to Articles and Sections of the Indenture.

General

         The Debentures will be unsecured subordinated obligations of the Company, will be limited to an aggregate principal amount of $6,000,000 and will mature on July 1, 2008. The Debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000.

         Interest on the Debentures will accrue each calendar quarter at a fixed rate reflecting the prime rate of Chase Manhattan Bank on the date of First Closing (as defined below) less one-half of one percent. In addition, interest will accrue each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures will be payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.

         Any debenture holder may, on or before July 1 of each year, commencing July 1, 2003, elect to be paid all accrued interest on the Debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest will be payable to holders of record on the first day of the month preceding the interest payment date.

         Once the Company has received orders for at least $5,000,000 of Debentures, the Company may close as to those Debentures (the "First Closing"). Interest will accrue from the fifth day preceding the First Closing. With respect to Debentures sold after the First Closing, interest will accrue from the fifth day preceding the closing.

Subordination of Debentures

         The Debentures are general unsecured obligations of the Company limited to $6,000,000 principal amount. The Debentures will be subordinated in payment of principal and interest to all senior indebtedness. The term Senior Indebtedness is defined in the Indenture to mean all indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any majority-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to indebtedness of a type described in clauses (i), (ii) or (iv) above, or (vi) is a guaranty or other liability of the Company of, or with respect to any indebtedness of, the subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of December 31, 1997, the Company had no senior indebtedness. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company on the amount of such senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

         Upon any distributions of any assets of the Company in connection with any dissolution, winding-up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereof, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to the debenture holders will be pro rata with payments to holders of pari passu indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms. The Company will not maintain any sinking fun for the retirement of any of the Debentures.

Conversion Rights

         The Debentures will be convertible, at the option of the holder into shares of Class A Common Stock of the Company at any time prior to April 1, 2008 (subject to prior redemption by the Company on not less than 30 days notice and not more than 90 days notice), initially at a conversion price determined as follows. The initial conversion price shall be determined based upon the average of the closing sales prices of the shares of Class A Common Stock on the Nasdaq SmallCap Market during the 20 trading days preceding the First Closing date, less $.50, rounded down to the nearest quarter dollar. Thereafter, the conversion price will be adjusted, as follows: the conversion price per share shall increase by $1.00 per share on the 1st day of January, 1999; the conversion price per share shall increase by $1.50 per share on July 1, 1999, July 1, 2000, July 1, 2001 and July 1, 2002; the conversion price per share will be increased by $2.00 per share on July 1, 2003 and July 1, 2004; the conversion price per share will be increased by $3.00 per share on July 1, 2005 and July 1, 2006; and the conversion price per share will increase by $4.00 per share on July 1, 2007. The Company reseveres the right, from time to time in its discretion, to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices shall remain in effect for such periods, as the Company may determine and shall be set forth in a written notice to the holder of Debentures.

         The Debentures remain convertible until April 1, 2008 and may be converted by written notice to the Company at the office or agency maintained for that purpose and delivery of the certificate representing the Debentures to such office or agency.

         The Debentures may not be converted as to a principal amount less than $10,000 (unless exercised as to the entire principal balance) and may be converted in $10,000 increments of principal, together with the accrued interest on the principal so converted.

         The conversion price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Class A Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A Common Stock of evidence of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

         Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

Transfers

         The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

Duties of the Trustee

         The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

Authentication and Delivery of Debentures

         The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $5,000,000 upon receipt of a written order of the Company, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by two officers of the Company. (Art. 2, Sec. 2.02). Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

Redemption

         The Company may, at its option, at any time call all or any part of the Debentures for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures will be (i) face amount plus a 2% premium if the date of redemption is prior to July 1, 1999, (ii) face amount plus a 1% premium if the date of redemption is on or after July 1, 1999 and prior to July 1, 2000 , and (iii) face amount if the date of redemption is on or after July 1, 2000. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any

Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

Limitation On Dividends and Other Payments

         The Indenture will provide that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

Discharge Prior to Redemption or Maturity

         If the  Company at any time  deposits  with the  Trustee  money or U.S.
Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

Access of Information to Security Holders

         Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

Compliance with Conditions and Covenants

Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

Defaults and Remedies

         Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

         The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).


Federal Income Tax Consequences

         Holders of the Debentures will be required to include in their income for federal income tax purposes all of the accrued but unpaid interest for each taxable year, since such amounts constitute interest income within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended to date (the "Code"). As a result, such debenture holders will be required to pay taxes on interest which has accrued, although such interest will not be paid until maturity of the Debenture.

         Interest payments received by holders of Debentures who have elected to received quarterly payments of interest will be includable in the income of such holders for federal income tax purposes for the taxable year in which the interest was received, except with respect to the payment of accrued interest that has been included in their income in prior years.

         Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or accrued as portfolio income under applicable code provisions.

         The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.


                          DESCRIPTION OF CAPITAL STOCK

General
-------

         The Company's Articles of Incorporation provide for two classes of common capital stock consisting of 7,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Articles provide for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

         As of the date of this Prospectus, there were issued and outstanding __________ shares of Class A Common Stock, 900,000 of which are held by the initial stockholders of the Company and 300,000 shares of Class B Common Stock held by the same initial stockholders.

Common Stock
------------

         Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

         No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends when and as declared by the Board of Directors.

         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after

January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants
----------------

         As of the date of this prospectus, there are also outstanding warrants related to 2,494,348 shares of the Company's Class A Common Stock. Warrants related to 1,528,665 shares of Class A Common Stock entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share and the remaining warrants (the "1997 Warrants") entitle the holder to purchase shares of Class A Common Stock at a price of $10.00 per share through December 31, 1999; $11.50 per share from January 1, 2000 through December 31, 2000; $12.50 per share from January 1, 2001 through December 31, 2001; and $13.50 per share from January 1, 2002 to December 31, 2002. Warrants related to 1,027,200 shares of Class A Common Stock expire on December 31, 2001 and another warrant related to 501,465 shares of Class A Common Stock expires on January 31, 2006. Except for the exercise price, the expiration dates and the redemption provisions applicable to the 1997 warrants, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussion applies to all of the warrants for Class A Common Stock. In addition, there has been proposed by the Board of Directors, subject to approval by the shareholders of the Company, the issuance of warrants related to up to 120,000 shares of Class A Common Stock to directors of the Company and officers, directors and employees of Intervest Bank. Such warrants would be the same as the 1997 Warrants.

         The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

         The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

         The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrant
---------------

         There is an outstanding warrant to purchase up to 150,000 shares of Class B Common Stock, at any time prior to January 31, 2007, at a purchase price of $6.67 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock. There has alos been proposed to be issued, subject to approval of the shareholders, a warrant related to up to 50,000 shares of Class B Common Stock at an exercise price of $10.00 per share to the Company's Chairman.

Transfer Agent and Warrant Agent
--------------------------------

         The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock
---------------

         The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

         The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The

Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control
----------------------------------

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

                           SUPERVISION AND REGULATION

         Bank holding companies and Banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not stockholders. To the extent that the following information describes statutory and regulatory provisions it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Company and the Bank. See "Investment Considerations and Risk Factors-Supervision and Regulation."

Bank Holding Company Regulation
-------------------------------

         As a bank holding company registered hereunder the BHCA, the Company is subject to the regulation and supervision of the Federal Reserve Board ("FRB"). The Company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         As a bank holding company, the Company is required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The FRB also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

         A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in any non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified by regulation various non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the FRB.

         It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organizations expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries. In the future, dividends from Intervest Bank are expected to be a significant source of funds for the Company. In addition, the federal regulatory agencies are authorized to prohibit a banking institution or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its banking subsidiaries and to commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

         In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

         Because the Company is a legal entity separate and distinct from its subsidiary, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other dissolution of Intervest Bank, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as the Company) or any stockholder or creditor thereof.

         The FRB monitors the capital adequacy of bank holding companies and has adopted risk-based capital adequacy guidelines to evaluate bank holding companies on a consolidated basis. The guidelines require a ratio of "Tier I" or Core Capital (generally, common stockholders equity, perpetual preferred stock and minority interests in consolidated subsidiaries, less good will, other disallowed intangibles and disallowed deferred tax assets, among other items) to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. At December 31, 1997, the Bank's ratio of total capital to risk-weighted assets was 10.53% and its risk-based Tier I capital ratio was 10.20 percent.

         The FRB also uses a leverage ratio to evaluate the capital adequacy of bank holding companies. The leverage ratio applicable to the Company requires a ratio of Tier I capital to adjusted total assets of not less than 3%, although most organizations are expected to maintain leverage ratios that are 100-200 basis points above this minimum ratio. The Bank's leverage ratio at December 31, 1997 was 6.85%.

         The Company expects that a portion of the net proceeds of this offering will qualify as "Tier 2" capital under the FRB's risk-based capital adequacy guidelines. Tier 2 capital is generally defined to include allowances for loan and lease losses, perpetual preferred stock (to the extent not included in Tier I capital), certain hybrid capital instruments, perpetual debt, mandatory convertible debt securities, terms subordinated debt and intermediate-term preferred stock. Total capital is the sum of Tier I capital and Tier 2 capital.

         The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the FRB provide that concentration of credit risk and certain risk arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

         The FRB and the other federal banking agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agency's determination of a banking institutions capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

         Bank Regulation
         ---------------

         The Bank is a state-chartered banking corporation subject to the supervision of, and regular examination by the FRB and the State of Florida, as well as to the supervision of the FDIC.

         The operations of the Bank are subject to state and federal statutes applicable to banks which are members of the Federal Reserve System and to the regulations of the FRB, the FDIC and the State of Florida. The FDIC insures the deposits of the Bank to the current maximum allowed by law. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of the Bank's operations. Various consumer laws and regulations also affect the operations of the Bank, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting. Under the provisions of the Federal Reserve Act, the Bank is subject to certain restrictions on any extensions of credit to the Company or, with certain exceptions, other affiliates, on investments in the stock or other securities of national banks, and on the taking of such stock or securities as collateral. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses. Further, the Bank is prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from the Bank or the Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. The Bank also is subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. The Bank also is subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Bank or the imposition of a cease and desist order.


         Applicable law provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." The federal banking agencies have issued uniform regulations defining such capital levels. Under the regulations, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater,
(ii) a Tier I risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMELS rating of 1). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMELS rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based Capital ratio of less than 3%, or (iii) a leverage ratio of less than 3%, and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%.

         As of December 31, 1997, the Bank met the definition of a "Well Capitalized" institution.

         The FDIC has issued rules regulating brokered deposits. Under these rules, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates), while "undercapitalized" banks may not accept brokered deposits.

         The deposits of Intervest Bank are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between $.0 and $.27 per $100 of eligible deposits, depending upon the institutions capital position and other supervisory factors. Congress recently enacted legislation that, among other things, provides for assessments against BIF-insured institutions that will be used to pay certain financing corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations equal to an estimated $0.0129 per $100 of eligible deposits each year during 1997 through 1999 and an estimated $0.024 per $100 of eligible deposits thereafter.

         Intervest Bank is subject to Sections 23A and 23B of the Federal Reserve Act, which governs certain transactions, such as loans, extensions of credit, investments and purchases of assets between member banks and their affiliates, including their parent holding companies. These restrictions limit the transfer of funds to the Company, as defined in the statute, in the form of loans, extensions of credit, investment or purchases of assets ("Transfer"), and they require that Intervest Bank's transactions with the Company be on terms no less favorable to Intervest Bank than comparable transactions between Intervest Bank and unrelated third parties. Transfers by Intervest Bank to the Company are limited in amount to 10% of Intervest Bank's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of Intervest Bank's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC- insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution endanger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of Default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. This provision would become applicable to the Company and Intervest Bank in the event that the Company acquired or organized an additional depository institution subsidiary.

         The Federal Community Reinvestment Act of 1977 ("CRA") has become increasingly important to financial institutions. Among other things, the CRA allows regulators to withhold approval of an acquisition or the establishment of a branch unless the applicant has performed satisfactorily under the CRA. Satisfactory performance means adequately meeting the credit needs of the communities the institution serves, including low and moderate income areas. The applicable federal regulators now regularly conduct CRA examinations to assess the performance of financial institutions. Intervest Bank has received "satisfactory" ratings in its most recent CRA examination.

         The  federal  regulators  have  adopted   regulations  and  examination
procedures promoting the safety and soundness of individual institutions by specifically addressing, among other things: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; (vi) ratio of classified assets to capital; (vii) minimum earnings; and (viii) compensation and benefits standards for management officials.

         The laws and regulations affecting banks and bank holding companies are continually being reviewed and revised. The rules of the regulatory agencies in this area have changed significantly over recent years and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

         The FRB and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, and poss substantial fines and other civil and criminal penalties and appoint a conservative or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiary, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially civil monetary penalties. In addition, the Florida Banking Department possess certain enumerated enforcement powers to address violations of the Florida Banking Law by state-chartered banks and to preserve safety and soundness, including, in the most severe cases, the authority to take possession of a state bank.

Monetary Policy and Economic Control
------------------------------------

         The commercial banking business in which the Bank engages is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company and the Bank cannot be predicted.

                              PLAN OF DISTRIBUTION

         The Company has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the "Underwriter"). Mr. William F. Holly, who is a director of the Company, is the Chairman of the Board and Chief Executive Officer of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Debentures for sale on a minimum ($5.0 million) and maximum ($6.0 million) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Debentures from the Company in the event it is unable to effect the sale of part or all of the Debentures. Moreover, no Debentures may be sold unless the Company has received orders for at least $5.0 million of Debentures. If, within 75 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least $5.0 million of Debentures have been sold and subscriptions accepted by the Company, the Company may close the offer as to those Debentures (the "First Closing"), and the underwriter may continue to offer the balance of the Debentures and subscriptions may be accepted until 150 days after the minimum has been sold. The Underwriter may enter into one or more selected dealer agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Debentures for sale.

         The  Company  has  agreed  to  indemnify  the   Underwriter   and  such
broker/dealers participating in the Offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

         The Company will pay to the Underwriter a commission equal to 7% of the purchase price of Debentures which are sold by the Underwriter or participating broker/dealers. In addition, the Company will pay the Underwriter a fee equal to 1% of the aggregate purchase price of Debentures sold in the Offering, and will pay the fee of Underwriter's counsel. Pursuant to the selected dealer agreements, the Underwriter will reallow to each of the other broker/dealers referred to above a commission equal to 7% of the price of each Debenture sold by such broker/dealer. Except as provided below, no additional discounts or commissions are to be allowed or paid to such other broker/dealers. Certain officers of the Company and its subsidiary may also offer the Debentures for sale and no commissions or compensation shall be paid to such officers in connection with Debentures sold by such officers.

         Until the First Closing, subscription payments for Debentures should be made payable to "M&T Bank, as escrow agent for Intervest Bancshares
Corporation." After the First Closing, subscription payments for Debentures should be made payable to the Company. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to M&T Bank, where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $5.0 million of Debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon, but after deducting commissions due to the Underwriter) will be delivered to the Company. If, on the Offering Termination Date, at least $5.0 million of Debentures have not been sold and subscriptions accepted by the Company, subscription documents and funds will be promptly refunded to subscribers and the offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9, so that any interest earned and distributed to such subscriber may be properly reported. Once the escrow agent has received $5.0 million in subscriptions for Debentures which have been accepted by the Company, the Company may close the offering as to those subscribers, and the Underwriter may continue to offer the balance of the Debentures and subscriptions may be accepted by the Company until 150 days after such minimum has been sold.

                                  LEGAL MATTERS

         The validity of the Debentures offered hereby will be passed upon for the Company by Harris Beach & Wilcox LLP, Rochester, New York. Certain legal maters will be passed upon for the Underwriter by Harter Secrest & Emery, Rochester, New York.


                                     EXPERTS

         The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended included in this Prospectus, have been included herein in reliance on the report of Hacker, Johnson, Cohen & Grieb PA, Tampa, Florida, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          Index to Financial Statements
                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

Intervest Bancshares Corporation and Subsidiary                  Page
-----------------------------------------------                  ----

Independent  Auditors' Report                                    F-2

Consolidated Balance Sheets as of December 31,
1997 and 1996                                                    F-3

Consolidated  Statements  of  Earnings  for the  Years  Ended
December 31, 1997 and 1996                                       F-4

Consolidated  Statements of Stockholders'  Equity
for the Years Ended December 31, 1997 and 1996                   F-5
Consolidated Statements of Cash Flows for the Years Ended
December 31, 1997 and 1996                                       F-6
Notes to Consolidated Financial Statements                       F-7


         All schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the Financial Statements and related Notes.

                          Independent Auditors' Report



Board of Directors and Stockholders
Intervest Bancshares Corporation
New York, New York:

We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary (the "Company") at December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 23, 1998

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                           Consolidated Balance Sheets
                   ($ in thousands, except per share amounts)

                                                                                                 December 31,
                                                                                           -----------------------
   Assets                                                                                  1997               1996
                                                                                           ----               ----

Cash and due from banks..........................................................      $    1,738               2,318
Federal funds sold...............................................................             162               3,452
Short-term investments...........................................................           7,276                 550
                                                                                        ---------            --------

       Total cash and cash equivalents...........................................           9,176               6,320

Interest-bearing deposits with banks.............................................              99                  99
Securities held to maturity......................................................          58,821              34,507
Loans receivable, net of allowance for loan losses of $1,173
   in 1997 and $811 in 1996......................................................          75,652              59,499
Accrued interest receivable......................................................           1,327                 842
Premises and equipment, net......................................................           4,877               2,940
Restricted securities, Federal Reserve Bank stock, at cost ......................             233                 203
Foreclosed real estate...........................................................           -                     185
Deferred income tax asset........................................................             485                 526
Other assets      ...............................................................              85                  75
                                                                                       ----------           ---------

                                                                                        $ 150,755             105,196
                                                                                          =======             =======

   Liabilities and Stockholders' Equity

Liabilities:
   Demand deposits...............................................................           3,490               2,401
   Savings and NOW deposits......................................................          17,119               9,278
   Money-market deposits.........................................................          17,180               7,507
   Time deposits.................................................................          93,378              74,261
                                                                                         --------             -------

       Total deposits............................................................         131,167              93,447

   Other liabilities.............................................................           1,947               1,676
                                                                                         --------            --------

       Total liabilities.........................................................         133,114              95,123
                                                                                          -------             -------

Minority interest................................................................              21                 326
                                                                                       ----------           ---------

Commitments (Notes 4 and 7)

Stockholders' Equity:
   Preferred stock, 300,000 shares authorized, issued none.......................           -                   -
   Class A common stock - $1 par value, 7,500,000 shares
     authorized; 2,124,415 and 900,000 shares issued
     and outstanding in 1997 and 1996............................................           2,124                 900
   Class B common stock - $1 par value, 700,000 shares
     authorized; 300,000 and 200,000 shares issued
     and outstanding in 1997 and 1996............................................             300                 200
   Additional paid-in capital....................................................          13,360               7,655
   Retained earnings.............................................................           1,836                 992
                                                                                         --------           ---------

       Total stockholders' equity................................................          17,620               9,747
                                                                                          -------            --------

                                                                                        $ 150,755             105,196
                                                                                          =======             =======

See Accompanying Notes to Consolidated Financial Statements.

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Earnings
                    ($ in thousands except per share amounts)

                                                                                          Year Ended December 31,
                                                                                          -----------------------
                                                                                         1997                 1996
                                                                                         ----                 ----
Interest income:
   Loans receivable..............................................................    $      6,415               4,624
   Securities held to maturity...................................................           2,632               1,514
   Other interest earning assets.................................................             300                 243
                                                                                      -----------         -----------

       Total interest income.....................................................           9,347               6,381

Interest expense on deposits.....................................................           5,894               3,745
                                                                                       ----------          ----------

       Net interest income.......................................................           3,453               2,636

Provision for loan losses........................................................             352                 250
                                                                                      -----------         -----------

       Net interest income after
         provision for loan losses...............................................           3,101               2,386
                                                                                       ----------          ----------

Noninterest income:
   Customer service charges......................................................             121                  89
   Other...       ...............................................................              15                  17
                                                                                     ------------         -----------

       Total noninterest income..................................................             136                 106
                                                                                      -----------         -----------

Noninterest expenses:
   Salaries and employee benefits................................................             907                 739
   Occupancy and equipment.......................................................             406                 342
   Advertising and promotion.....................................................              40                   9
   Professional fees.............................................................              48                  57
   State assessment..............................................................              26                  19
   Audit and accounting..........................................................              48                  27
   Data processing...............................................................              21                   9
   Deposit insurance premiums....................................................              12                   2
   General insurance.............................................................              31                  31
   Stationery, printing and supplies.............................................              83                  51
   Other          ...............................................................             282                 246
   Minority interest in subsidiary...............................................               2                  19
                                                                                     ------------        ------------

       Total noninterest expenses................................................           1,906               1,551
                                                                                       ----------          ----------

Earnings before income taxes.....................................................           1,331                 941

       Income taxes..............................................................             487                 383
                                                                                      -----------         -----------

Net earnings      ...............................................................   $         844                 558
                                                                                      ===========         ===========

Basic earnings per share.........................................................  $          .49                 .34
                                                                                     ============        ============

Diluted earnings per share.......................................................  $          .41                 .34
                                                                                     ============        ============

Weighted-average number of shares
   outstanding for basic earnings per share......................................       1,712,292           1,650,000
                                                                                        =========           =========

Weighted-average number of shares
   outstanding for diluted earnings per share....................................       2,072,459           1,650,000
                                                                                        =========           =========


See Accompanying Notes to Consolidated Financial Statements

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                                ($ in thousands)


                                   Shares of
                                    Class A        Class A      Class B       Additional                    Total
                                     Common        Common       Common        Paid-In      Retained   Stockholders'
                                     Stock         Stock         Stock         Capital      Earnings       Equity
                                     -----         -----         -----         -------      --------       ------

Balance at December 31,
   1995.........................    900,000          $ 900           200         7,655         434            9,189

Net earnings....................       -                -             -            -           558              558
                                ------------       -------          ----        ------       -----           ------

Balance at December 31,
   1996  .......................    900,000            900           200         7,655         992            9,747

Effect of 1.5 for 1 stock
   split .......................    450,000            450           100          (550)        -                -

Proceeds from 747,500 shares
   of stock issued, net of stock
   issuance cost of $755........    747,500            748            -          5,972         -              6,720

Net earnings....................      -                 -             -            -           844              844

Issuance of common stock
   in exchange for common
   stock of minority
   stockholders of
   subsidiary...................     26,915             26            -            283         -                309
                                  ---------         ------          ----       -------     -------          -------

Balance at December 31,
   1997 ........................  2,124,415        $ 2,124           300        13,360       1,836           17,620
                                  =========          =====           ===        ======       =====           ======





See Accompanying Notes to Consolidated Financial Statements



                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                                     Year Ended
                                                                                                    December 31,
                                                                                                    ------------
                                                                                                 1997          1996
                                                                                                 ----          ----

Cash flows from operating activities:
     Net earnings.......................................................................        $   844           558
     Adjustments to reconcile net earnings to
         net cash provided by operating activities:
            Depreciation................................................................            260           176
            Provision for deferred income taxes.........................................             41            67
            (Increase) decrease in other assets.........................................            (10)           35
            Increase in other liabilities...............................................            275           850
            Increase in accrued interest receivable.....................................           (485)         (199)
            Net amortization of fees, premiums and discounts............................             19           271
            Provision for loan losses...................................................            352           250
                                                                                                -------       -------

                 Net cash provided by operating activities..............................          1,296         2,008
                                                                                                 ------        ------

Cash flows from investing activities:
     Purchase of securities held to maturity............................................        (44,450)      (30,025)
     Maturities of securities held to maturity..........................................         20,175        15,050
     Net purchases of premises and equipment............................................         (2,197)         (667)
     Net increase in loans..............................................................        (16,563)      (23,642)
     Proceeds from sale of foreclosed real estate.......................................            185           -
     Purchase of Federal Reserve Bank stock.............................................            (30)          -
     Maturity of interest-bearing deposits..............................................           -              199
                                                                                              ---------       -------

                 Net cash used in investing activities..................................        (42,880)      (39,085)
                                                                                                 ------        ------

Cash flows from financing activities:
     Net increase in demand, savings, NOW and
         money market deposits..........................................................         18,603         9,639
     Net increase in time deposits......................................................         19,117        25,207
     Proceeds from issuance of common stock, net of stock issuance costs................          6,720           -
                                                                                                -------     -------

                 Net cash provided by financing activities..............................         44,440        34,846
                                                                                                 ------        ------

                 Net increase (decrease) in cash and cash equivalents...................          2,856        (2,231)

Cash and cash equivalents at beginning of year..........................................          6,320         8,551
                                                                                                 ------        ------

Cash and cash equivalents at end of year................................................       $  9,176         6,320
                                                                                                 ======        ======

Supplemental disclosure of cash flow information: Cash paid during the year for:
                 Interest...............................................................       $  5,832         3,678
                                                                                                 ======        ======

                 Income taxes...........................................................      $     700            17
                                                                                                =======       =======

            Noncash transactions:
                 Reclassification of loans to foreclosed real estate....................    $      -              185
                                                                                              =========       =======

                 Issuance of common stock in exchange of common
                     stock of minority stockholders of subsidiary.......................       $    309          -
                                                                                                 ======     ======






See Accompanying Notes to Consolidated Financial Statements.

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                 For the Years Ended December 31, 1997 and 1996


(1) Description of Business and Summary of Significant Accounting Policies General. Intervest Bancshares Corporation (the "Holding Company") was
         incorporated on February 5, 1993. The Holding Company owned 99.78% and 95.76% at December 31, 1997 and 1996, respectively, of the outstanding common stock of Intervest Bank (the "Bank") (collectively the "Company"). The Bank is a Florida state-chartered bank, is insured by the Federal Deposit Insurance Corporation and is a member of the Federal Reserve Bank. The Holding Company's primary business is the operation of the Bank. The Bank provides a wide range of banking services to small and middle-market businesses and individuals through its five banking offices located in Pinellas County, Florida.

         The principal executive offices of the Bank are located at 625 Court Street, Clearwater, Florida. In addition, the Bank has four branch offices, three in Clearwater, Florida located at (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road and one in South Pasadena, Florida at 6750 Gulfport Boulevard.

     Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Securities Held to Maturity. United States government treasury and agency securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

     Loans  Receivable.  Loans  receivable  that  management  has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

         Loan  origination  fees  and  certain  direct   origination  costs  are
         capitalized and recognized as an adjustment of the yield of the related loan.

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(1) Description of Business and Summary of Significant Accounting Policies, Continued
     Loans Receivable, Continued. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the consolidated statement of earnings.

     Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Premises and Equipment.  Land is carried at cost.  Premises,  furniture and
         fixtures  and   equipment  are  carried  at  cost,   less   accumulated
         depreciation computed by the straight-line method.

     Stock-Based  Compensation.  Statement of Financial Accounting Standards No.
         123, "Accounting for Stock-Based Compensation" ("Statement 123") establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). The Company has elected to follow Opinion 25 and related interpretations in accounting for its stock-based compensation which is in the form of stock warrants. Statement 123 requires the disclosure of proforma net earnings and earnings per share determined as if the Company accounted for its stock warrants under the fair value method of that Statement.

     Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitment to extend credit, unused lines of credit and stand-by-letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

     FairValues of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

         Cash and Cash Equivalents and Interest-Bearing Deposits with Banks. The carrying amounts of cash and interest-bearing deposits with banks approximate their fair value.

         Securities Held to Maturity. Fair values for securities held to maturity are based on quoted market prices.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(1) Description of Business and Summary of Significant Accounting Policies, Continued
     FairValues  of  Financial  Instruments,  Continued.  Federal  Reserve  Bank
         Stock. Book value for these securities approximates fair value.

         Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

         Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     Advertising.  The Company expenses all advertising as incurred.

     Earnings Per Share.  Earnings  per share  ("EPS") of common  stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. Prior to the public stock offering in November, 1997, there was no public market for the Company's common stock. For purposes of calculating diluted EPS the $10 stock offering price is assumed to be the market price for the entire year ended
         December 31, 1997. For 1997, outstanding warrants are considered dilutive securities for purposes of calculating diluted EPS which is computed using the treasury stock method. Such warrants were not considered dilutive in 1996. The following table presents the calculations of EPS (See Note 16) ($ in thousands, except per share amounts).

                                                                               For the Year Ended December 31, 1997
                                                                               ------------------------------------
                                                                             Earnings       Shares          Per Share
                                                                            (Numerator)     (Denominator)      Amount
                                                                            -----------     -------------      ------
         Basic EPS:
            Net earnings available to common stockholders.............            $ 844         1,712,292       $ .49
                                                                                                                  ===

         Effect of dilutive securities-
            Incremental shares from assumed conversion
            of warrants    ...........................................                            360,167
                                                                                               ----------

         Diluted EPS:
            Net earnings available to common stockholders
              and assumed conversions.................................            $ 844         2,072,459       $ .41
                                                                                    ===         =========         ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(1) Description of Business and Summary of Significant Accounting Policies, Continued
     Earnings Per Share, Continued. Warrants to purchase 1,528,665 and 150,000 shares of Class A and Class B common stock at $6.67 per share were assumed to be exercised on January 1, 1997 and June 1, 1997, respectively. Warrants to purchase 989,083 shares of Class A common stock at $10.00 per share are not included in the computation of diluted EPS because the warrants' exercise price approximated the market price of the stock. None of the above warrants have been exercised as of December 31, 1997.

     Reclassifications. Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

     Future  Accounting  Requirements.  Financial  Accounting  Standards  130  -
         Reporting Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

         Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(2)  Securities Held to Maturity
     Debtsecurities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):


                                                                         Gross              Gross
                                                      Amortized        Unrealized        Unrealized             Fair
                                                        Cost             Gains             Losses              Value
                                                        ----             -----             ------              -----
         December 31, 1997:
              U.S. Treasury securities.............  $   4,027             15                -                   4,042
              U.S. Government and
                  agency securities................     54,794             64                 64                54,794
                                                        ------             --                ---                ------

                  Total............................   $ 58,821             79                 64                58,836
                                                        ======             ==                ===                ======

         December 31, 1996:
              U.S. Treasury securities.............      1,499              7                 -                  1,506
              U.S. Government and
                  agency securities................     33,008             44                105                32,947
                                                        ------             --                ---                ------

                  Total............................   $ 34,507             51                105                34,453
                                                        ======             ==                ===                ======

    There were no sales of securities during the years ended December 31, 1997 or 1996.

    The scheduled maturities of securities held to maturity at December 31, 1997 are summarized as follows (in thousands):

                                                                                            Amortized        Fair
                                                                                             Cost            Value
                                                                                             ----            -----

              Due in one year or less...................................................    $ 13,169           13,186
              Due after one year through five years.....................................      32,890           32,896
              Due after five years through ten years....................................      12,762           12,754
                                                                                              ------           ------

                  Total    .............................................................    $ 58,821           58,836
                                                                                              ======           ======

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(3)  Loans Receivable
     The components of loans in the consolidated balance sheets are summarized as follows (in thousands):

                                                                                               At December 31,
                                                                                               ---------------
                                                                                          1997                1996
                                                                                          ----                ----

              Commercial loans........................................................   $  3,281              3,514
              Commercial real estate..................................................     70,533             54,198
              Residential real estate.................................................      3,150              2,784
              Consumer loans..........................................................        262                157
                                                                                         --------           --------

                                                                                           77,226             60,653

              Deferred loan fees......................................................       (401)              (343)
              Allowance for loan losses...............................................     (1,173)              (811)
                                                                                           ------             ------

                                                                                         $ 75,652             59,499
                                                                                           ======             ======

    An analysis of the change in the allowance for loan losses follows (in thousands):

                                                                                                       Year Ended
                                                                                                      December 31,
                                                                                                      ------------
                                                                                                   1997         1996
                                                                                                   ----         ----

              Balance at beginning of year..............................................         $   811         593
                                                                                                   -----         ---

              Loans charged-off.........................................................             -           (65)
              Recoveries................................................................              10          33
                                                                                                  ------         ---

                  Net...................................................................              10         (32)
                                                                                                  ------         ---

              Provision for loan losses.................................................             352         250
                                                                                                   -----         ---

              Balance at end of year....................................................         $ 1,173         811
                                                                                                   =====         ===

    The Company had no impaired loans at December 31, 1997 or 1996. The average recorded investment in impaired loans during the year ended December 31, 1996 was $31,000. There were no impaired loans identified during 1997. No interest income was recognized on impaired loans during 1996.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(4) Premises and Equipment
    Premises and equipment is summarized as follows (in thousands):

                                                                                              At December 31,
                                                                                              ---------------
                                                                                          1997               1996
                                                                                          ----               ----

               Land.................................................................   $    915                729
               Bank buildings.......................................................      3,570              1,926
               Leasehold improvements...............................................        162                 61
               Furniture and fixtures and equipment.................................      1,203                565
                                                                                          -----              -----

                  Total, at cost....................................................      5,850              3,281

               Less accumulated depreciation and amortization.......................       (973)              (341)
                                                                                         ------              -----

                  Net book value....................................................    $ 4,877              2,940
                                                                                          =====              =====

   The Bank leases its Belcher Road office. The lease is accounted for as an operating lease and will expire on October 31, 2007. The lease agreement contains escalation clauses based upon the consumer price index and contains annual adjustments up to a maximum of 3% based upon the previous year's rental. Rental expense was $125,000 and $163,000 for the years ended December 31, 1997 and 1996, respectively. Approximate future minimum annual rental payments under this noncancellable lease at December 31, 1997 is as follows (in thousands):

                  Year Ending
                  December 31,
                  ------------

                      1998..........................................................................      $     94
                      1999..........................................................................            96
                      2000..........................................................................            99
                      2001..........................................................................           102
                      2002..........................................................................           106
                      Thereafter....................................................................           514
                                                                                                            ------

                      Total.........................................................................       $ 1,011
                                                                                                             =====


                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(4) Premises and Equipment, Continued
   The Company leases a portion of their office space in the branch office located on Ulmerton Road and beginning in September, 1997, office space at the new main office on Court Street, to other companies. Such leases begin to expire in 1998. Rental income during the years ended December 31, 1997 and 1996 totaled approximately $195,000 and $159,000, respectively. Approximate future minimum lease income under these leases at December 31, 1997 is as follows (in thousands):

             Year Ending
             December 31,

               1998.................................................................................     $     343
               1999.................................................................................           275
               2000.................................................................................           271
               2001.................................................................................           211
               2002.................................................................................           190
               Thereafter...........................................................................           792
                                                                                                            ------

               Total................................................................................       $ 2,082
                                                                                                             =====

   This table gives no effect to the future rental value of office space subsequent to lease expiration dates.

(5)  Deposits
   The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $9,506,000 and $7,261,000 at December 31, 1997 and 1996, respectively.

   Scheduled maturities of certificates of deposit at December 31, 1997 are as follows (in thousands):


             Year Ending
             December 31,
             ------------

               1998.................................................................................      $ 46,954
               1999.................................................................................        16,554
               2000.................................................................................         9,446
               2001.................................................................................         9,362
               2002 and thereafter..................................................................        11,062
                                                                                                            ------

               Total................................................................................      $ 93,378
                                                                                                            ======

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(6) Other Borrowings
   The Company has agreements with correspondent banks whereby the Company may borrow up to $1,000,000 on an overnight basis under a repurchase agreement and up to $3,457,000 in federal funds. There were no borrowings under these agreements at December 31, 1997 or 1996.

(7) Financial Instruments
   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(7)  Financial Instruments, Continued
   The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                         At December 31, 1997    At December 31, 1996
                                                                         --------------------    --------------------
                                                                         Carrying      Fair       Carrying       Fair
                                                                           Amount      Value       Amount        Value
                                                                           ------      -----       ------        -----
         Financial assets:
              Cash and cash equivalents...............................  $   9,176       9,176        6,320      6,320
              Securities held to maturity.............................     58,821      58,836       34,507     34,453
              Loans receivable, net...................................     75,652      75,658       59,499     59,692
              Accrued interest receivable.............................      1,327       1,327          842        842
              Federal Reserve Bank stock..............................        233         233          203        203
              Interest-bearing deposits with bank.....................         99          99           99         99

         Financial liabilities-
              Deposit liabilities.....................................    131,167     131,491       93,447     93,713

    A summary of the notional amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 1997 follows (in thousands):



              Unfunded loan commitments at variable rates...............................         $ 2,950
                                                                                                   =====

              Available lines of credit.................................................         $   527
                                                                                                   =====

              Standby letters of credit.................................................         $   100
                                                                                                   =====

(8)  Credit Risk
    The Company grants a majority of its loans to borrowers throughout the State of Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy of the State of Florida. In addition, at December 31, 1997, the Company's loan portfolio contained a concentration of credit risk in retail shopping centers, apartment buildings and office buildings totaling $55,707,000.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(9) Income Taxes
    The provision for income taxes consisted of the following (in thousands):


         Year Ended December 31, 1997:                                         Current      Deferred            Total
         -----------------------------                                         -------      --------            -----

              Federal.......................................................     $ 377            35              412
              State.........................................................        69             6               75
                                                                                  ----           ---              ---

                  Total.....................................................     $ 446            41              487
                                                                                   ===            ==              ===

         Year Ended December 31, 1996:

              Federal.......................................................       244            63              307
              State.........................................................        72             4               76
                                                                                   ---           ---              ---

                  Total.....................................................     $ 316            67              383
                                                                                   ===            ==              ===

     The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                                                                       Year Ended
                                                                                                      December 31,
                                                                                                      ------------
                                                                                                  1997           1996
                                                                                                  ----           ----

              Tax provision at statutory rate............................................          34.0%         34.0%
              Increase (decrease) in taxes resulting from:
                  State income taxes.....................................................           3.8           8.1
                  Other..................................................................          (1.2)         (1.4)
                                                                                                   ----          ----

              Income tax provision ......................................................          36.6%         40.7%
                                                                                                   ====          ====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets relate to the following (in thousands):


                                                                                               At December 31,
                                                                                               ---------------
                                                                                           1997              1996
                                                                                           ----              ----
             Net deferred tax assets:
                 Allowance for loan losses.............................................     $ 298               185
                 Depreciation..........................................................       (19)              (20)
                 Deferred loan fees....................................................        13                19
                 Net operating loss carryforward.......................................       186               311
                 Other.................................................................         7                31
                                                                                            -----               ---

                     Net deferred tax assets...........................................     $ 485               526
                                                                                              ===               ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(9) Income Taxes, Continued
     At December 31, 1997, the Company has the following net operating loss carryforwards relating to the operations of the Bank for federal income tax purposes available to offset future federal taxable income (in thousands):

                                Expiration
                                ----------

                                2006.....................................................................     $ 194
                                2007.....................................................................       297
                                2008.....................................................................         3
                                                                                                               ----

                                                                                                              $ 494

    The net operating loss carryforwards are subject to an annual limitation of $332,000 due to the ownership change of the Bank when the Holding Company purchased its controlling ownership interest.

(10)  Related Parties
    The Bank has entered into loan transactions with certain of its directors and their related entities. The activity is as follows (in thousands):

                                                                                                   Year Ended
                                                                                                  December 31,
                                                                                                  ------------
                                                                                             1997             1996
                                                                                             ----             ----

              Balance at beginning of year............................................      $ 2,941             1,484
              Additions...............................................................          510             1,570
              Repayments..............................................................         (209)             (113)
                                                                                              -----            ------

              Balance at end of year..................................................      $ 3,242             2,941
                                                                                              =====             =====

    Thereare no loans to directors or officers of the Holding Company, Intervest Bancshares Corporation.

(11)  Employee Stock Option Plan of the Bank
    Priorto 1993,  an  officer of the Bank had been  granted  options to acquire
         11,000 shares of the Bank's common stock. These options were to expire on December 31, 2001, and were exercisable at $5 per share. All such options were exchanged for warrants of the Holding Company by the officer during 1997. In 1997 the option plan was terminated.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(12)  Profit Sharing Plan
    The Bank sponsors a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank's contributions to the profit sharing plan are discretionary and are determined annually. Expense relating to the Bank's contributions to the profit sharing plan included in the accompanying consolidated financial statements was $21,377 and $12,181 for the years ended December 31, 1997 and 1996, respectively.

(13)  Common Stock Warrants of the Bank
    In 1995, Intervest Bancshares Corporation purchased 200,000 shares of the Bank's common stock at $5 per share and received warrants to purchase an additional 200,000 shares of common stock at $5 par value. In June, 1997, Intervest Bancshares Corporation exercised the warrants and purchased 200,000 shares of the Bank's common stock.

(14)  Stockholders' Equity
    The Bank, as a state-chartered bank, is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank's net earnings of the current year combined with the Bank's retained net earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. The ability of the Holding Company to pay dividends could be affected by the amount of dividends the Bank is able to pay to the Holding Company.

(15)  Regulatory Matters
    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(15)  Regulatory Matters, Continued
    As of December 31, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.
         There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).


                                                                                                       For Well
                                                                        For Capital                    Capitalized
                                                  Actual             Adequacy Purposes:                Purposes:
                                           -----------------        --------------------        ---------------------
                                           Amount      Ratio        Amount         Ratio        Amount          Ratio
                                           ------      -----        ------         -----        ------          -----

     As of December 31, 1997:
         Total capital (to Risk
         Weighted Assets)...............  $ 9,420       10.53%     $ 7,157          8.00%       $ 8,948         10.00%
         Tier I Capital (to Risk
         Weighted Assets)...............    9,125       10.20        3,578          4.00          5,367          6.00
         Tier I Capital
         (to Average Assets)............    9,125        6.85        5,328          4.00          6,660          5.00

     As of December 31, 1996:
         Total capital (to Risk
         Weighted Assets)...............    8,051       11.90        5,412          8.00          6,765          10.0
         Tier I Capital (to Risk
         Weighted Assets)...............    7,240       10.70        2,706          4.00          4,059           6.0
         Tier I Capital
         (to Average Assets)............    7,240        7.48        3,871          4.00          4,839           5.0

(16)  Capital Stock
     Bothclasses of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends. The shares of Class B Common Stock are convertible, on a share-for-share basis, into Class A Common Stock at any time after January 1, 2000.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(16)  Capital Stock, Continued
     On September 19, 1997, the Holding Company's charter was amended to increase the authorized number of shares of Class A common stock to 7,500,000, Class B common stock to 700,000 and preferred stock to 300,000.

     In addition, on September 18, 1997, the Board of Directors of the Holding Company declared a 1.5 for 1 Class A and Class B common stock split payable on September 19, 1997 to stockholders of record on September 19, 1997. All per share amounts reflect the effect of these stock splits.

(17) Common Stock Warrants
     The Company has outstanding  warrants which entitle the registered  holders thereof to purchase one share of common stock for each issued warrant. All warrants were exercisable when issued. These warrants have been issued in connection with public stock offerings, to directors and employees of the Bank and directors of the Holding Company and to outside third parties for performance of services. A summary of stock warrant transactions follows ($ in thousands, except per share amounts).

                                                                                                         Weighted-
                                                                               Weighted-                  Average
                                                                                 Average                 Contractual
                                                                 Exercise         Per      Aggregate      Life At
                                                   Number of     Price Per       Warrant    Warrant     December 31,
     Class A Common Stock Warrants:                 Warrants       Warrant       Price      Price          1997
                                                    --------       -------     --------- -----------   --------

         Outstanding at December 31,1995.......    1,288,500        $ 6.67        $ 6.67    $  8,594       5.4 years
         Warrants granted......................      240,165          6.67          6.67       1,602       5.1 years
                                                   ---------                                  ------

         Outstanding at December 31, 1996......    1,528,665          6.67          6.67      10,196       5.4 years
         Warrants granted......................      949,183         10.00         10.00       9,492     2.0 years(1)
         Warrants granted......................       16,500         10.00         10.00         165       4.0 years
                                                  ----------                                 -------

         Outstanding at December 31, 1997......    2,494,348  $ 6.67-10.00        $ 7.96      19,853       4.1 years
                                                   =========    ==========          ====      ======       =========

-------------------------------------
     (1) These warrants entitle the holder to purchase one share of Class A common stock at a price of $10.00 per share through December 31, 1999; $11.50 per share from January 1, 2000 through December 31, 2000; $12.50 per share from January 1, 2001 through December 31, 2001 and $13.50 per share from January 1, 2002 through December 31, 2002. For purposes of the above table it is assumed that these warrants will be exercised on December 31, 1999.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(17)  Common Stock Warrants, Continued

                                                                                                          Weighted-
                                                                                Weighted-                  Average
                                                                                 Average                 Contractual
                                                                   Option         Per      Aggregate      Life At
                                                   Number of     Price Per       Warrant    Warrant     December 31,
     Class B Common Stock Warrants:                 Warrants       Warrant       Price      Price            1997
                                                    --------       -------     ---------  -----------     --------

         Outstanding at December 31,1995
              and 1996...........................      -               -             -          -               -
         Warrants granted........................    150,000        $ 6.67        $ 6.67     $ 1,001       9.0 years
                                                     -------                                   -----


         Outstanding at December 31, 1997........    150,000        $ 6.67        $ 6.67     $ 1,001       9.0 years
                                                     =======          ====          ====       =====       =========

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by this Statement, the Company has elected to continue utilizing the intrinsic value method of accounting defined in APB Opinion No. 25. Due to the exercise price of the warrants issued to employees and directors of the Bank, directors of the Holding Company and to outside third parties for performance of services being greater than or approximating the market value of the common stock at the date of grant, no compensation expense has been recognized in the consolidated statements of earnings.

     In order to calculate the fair value of the warrants issued to employees and directors of the Bank, directors of the Holding Company and to outside third parties for the performance of services, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the warrants would be the entire exercise period, except for warrants issued in 1997 that have increasing option prices which is the end of the initial exercise period, and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the such warrants granted to purchase common stock in 1996 and 1997 (in thousands, except per share amounts):

                                                                                               Year Ended December 31,
                                                                                               -----------------------
                                                                                                1997            1996
                                                                                                ----            ----
         Weighted-average grant date fair value of warrants
              issued during the year....................................................       $ 622             470
                                                                                                 ===             ===

         Proforma net earnings..........................................................       $ 222              88
                                                                                                 ===             ===

         Proforma basic earnings per share..............................................       $ .13             .05
                                                                                                 ===             ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(18)  Holding Company Financial Information
     The Holding Company's financial information is as follows (in thousands):

                                               Condensed Balance Sheets
                                                                                                At December 31,
                                                                                                ---------------
                                                                                           1997                1996
                                                                                           ----                ----
                  Assets

              Cash..................................................................... $     223                698
              Short-term securities....................................................     7,276                550
                                                                                           ------             ------

                  Cash and cash equivalents............................................     7,499              1,248

              Loans receivable.........................................................       752              1,230
              Investment in subsidiary.................................................     9,399              7,340
              Organizational costs, net................................................         2                 32
              Other assets.............................................................        23                 17
                                                                                         --------             ------

                  Total assets.........................................................  $ 17,675              9,867
                                                                                           ======              =====

                  Liabilities and Stockholders' Equity

              Liabilities..............................................................        55                120
              Stockholders' equity.....................................................    17,620              9,747
                                                                                           ------              -----

                  Total liabilities and stockholders' equity...........................  $ 17,675              9,867
                                                                                           ======              =====

                                           Condensed Statements of Earnings

                                                                                               For the Year Ended
                                                                                                  December 31,
                                                                                                  ------------
                                                                                            1997                1996
                                                                                            ----                ----

         Revenues.....................................................................      $ 264                325
         Expenses.....................................................................        172                224
                                                                                              ---                ---

              Earnings before earnings of subsidiary..................................         92                101
              Earnings of subsidiary..................................................        752                457
                                                                                              ---                ---

              Net earnings............................................................      $ 844                558
                                                                                              ===                ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(18)  Holding Company Financial Information, Continued

                                          Condensed Statements of Cash Flows

                                                                                                   Year Ended
                                                                                                  December 31,
                                                                                                  ------------
                                                                                            1997                1996
                                                                                            ----                ----
         Cash flows from operating activities:
              Net earnings..........................................................      $   844                558
              Adjustments to reconcile net earnings to net cash
                provided by operating activities:
                  Equity in undistributed earnings of
                      subsidiary....................................................         (752)              (457)
                  Net decrease in organizational costs..............................           30                 29
                  Other.............................................................          (69)                72
                                                                                           ------             ------

                      Net cash provided by operating activities.....................           53                202
                                                                                           ------              -----

         Cash flows used in investing activities -
              Net decrease (increase) in loans......................................          478                (62)
                                                                                           ------              -----

         Cash flows from financing activities:
              Proceeds from issuance of common stock................................        6,720               -
              Purchase of common stock of subsidiary................................       (1,000)               (40)
                                                                                            -----              -----

                      Net cash provided by (used in) financing
                        activities..................................................        5,720                (40)
                                                                                            -----              -----

         Net increase in cash and cash equivalents..................................        6,251                100

         Cash and cash equivalents at beginning of
              the year..............................................................        1,248              1,148
                                                                                            -----              -----

         Cash and cash equivalents at end of year...................................      $ 7,499              1,248
                                                                                            =====              =====

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(19)  Selected Quarterly Financial Data (unaudited)
    Summarized quarterly financial data follows ($ in thousands, except per share figures):


                                                                                 Year Ended December 31, 1997
                                                                                 ----------------------------
                                                                        First        Second         Third      Fourth
                                                                       Quarter       Quarter       Quarter     Quarter
                                                                       -------       -------       -------     -------

          Interest income..........................................   $  2,085         2,219         2,337       2,706
          Interest expense.........................................      1,309         1,379         1,480       1,726
                                                                         -----         -----         -----       -----

          Net interest income......................................        776           840           857         980

          Provision for loan losses................................         92            92            82          86
                                                                       -------        ------        ------      ------

          Net interest income after provision
             for loan losses.......................................        684           748           775         894

          Noninterest income.......................................         31            37            28          40
          Noninterest expense......................................        461           479           467         499
                                                                        ------        ------         -----       -----

          Earnings before income taxes.............................        254           306           336         435

          Income taxes.............................................         94           119           121         153
                                                                        ------         -----         -----       -----

          Net earnings ............................................    $   160           187           215         282
                                                                         =====         =====         =====       =====

          Basic earnings per share.................................    $   .10           .11           .13         .15
                                                                         =====         =====        ======       =====

          Diluted earnings per share...............................    $   .09           .09           .11         .12
                                                                         =====         =====        ======       =====


                                                                                 Year Ended December 31, 1996
                                                                                 ----------------------------
                                                                        First        Second         Third      Fourth
                                                                       Quarter       Quarter       Quarter     Quarter
                                                                       -------       -------       -------     -------

          Interest income..........................................    $ 1,377         1,480         1,637       1,887
          Interest expense.........................................        788           840           975       1,142
                                                                        ------         -----         -----       -----

          Net interest income......................................        589           640           662         745

          Provision for loan losses................................         73            55            62          60
                                                                        ------         -----         -----      ------

          Net interest income after provision
             for loan losses.......................................        516           585           600         685

          Noninterest income.......................................         30            48            24           4
          Noninterest expense......................................        361           404           374         412
                                                                        ------         -----         -----      ------

          Earnings before income taxes.............................        185           229           250         277

          Income taxes.............................................         75            97           101         110
                                                                        ------        ------         -----       -----

          Net earnings ............................................    $   110           132           149         167
                                                                         =====        ======         =====       =====

          Basic earnings per share.................................   $    .07           .08           .09         .10
                                                                        ======        ======         =====      ======

          Diluted earnings per share...............................   $    .07           .08           .09         .10
                                                                        ======        ======         =====      ======

No dealer, salesman or any other person is authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                ----------------

                                TABLE OF CONTENTS

                                      Page
                                      ----
Available Information                  3
Prospectus Summary                     4
Investment Considerations and Risk
  Factors                              8
Use of Proceeds                       11
Market for Securities                 12
Dividends                             12
Capitalization                        14
Selected Financial Data               15
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operation            16
Business                              38
Management                            42
Principal Stockholders                42
Description of Debentures             42
Description of Capital Stock          48
Supervision and Regulation            51
Plan of Distribution                  58
Legal Matters                         59
Experts                               59
Index to Financial Statements         F-1

                        INTERVEST BANCSHARES CORPORATION







                                   $6,000,000
                           SERIES __/__/98 CONVERTIBLE
                             SUBORDINATED DEBENTURES
                                Due July 1, 2008














                                 --------------
                                   PROSPECTUS
                                 --------------





                             Sage, Rutty & Co., Inc.





                                ___________, 1998

PART II

                     Information Not Required In Prospectus

Item 24.          Indemnification of Directors and Officers.
--------          ------------------------------------------

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 25.          Other Expenses of Issuance and Distribution.
--------          --------------------------------------------

         The following table sets forth the estimated cost and expenses to be borne by the company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All amounts except the registration fee are estimates.


Registration Fee                      $ 1,819
Printing and Engraving expenses       $25,000
Accounting fees and expenses          $15,000
Legal fees and expenses               $40,000
Blue Sky fees and expenses            $15,000
Transfer Agents and Registrar fees    $ 5,000
Miscellaneous                         $18,181
                                      -------
                      Total          $120,000
------------------------------------

Item 26.          Recent Sales of Unregistered Securities.

         Unregistered Warrants related to a total of 188,700 shares of Class A Common Stock were issued to officers, directors and employees of the Company and the Bank in 1996. In addition, in 1996 the Company authorized the issuance of a warrant to purchase 150,000 shares of Class B Common Stock to an executive officer of the Company. These warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof. All of the foregoing warrants and the shares of Class A Common Stock issuable upon their exercise are included in this Registration Statement.

Item 27.          Exhibits.
--------          ---------

Exhibit Number             Description of Exhibit
--------------             ----------------------

   1.1  Form of Underwriting Agreement between the
        Company and the Underwriter.

   1.2  Form of Selected Dealer Agreement

   3.1  Restated Certificate of Incorporation of the
        Company(1)

   3.2  Bylaws of the Company(1)

   4.1 Form of Indenture between the Company and the Bank of New York, as Trustee (the "Trustee")

   4.2  Form of Certificate for Shares of Class A
        Common Stock(2)

   4.3  Form of Certificate for Shares of Class B
        Common Stock(2)

   4.4  Form of Warrant for Class A Common Stock(1)

   4.5  Form of Warrant Agreement between the
        Company and the Bank of New York(1)

   5.1  Opinion of Harris Beach & Wilcox, LLP

  10.1 Form of Escrow Agreement between the Company and Manufacturers and Traders Trust Company.

  24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach &
        Wilcox, LLP, filed as Exhibit 5.1

  24.2  Consent of Hacker, Johnson, Cohen & Grieb

  25.1  Statement of Eligibility and Qualification under
        Trust Indenture Act of 1939 on Form T-1 for The
        Bank of New York(3)
----------------------

1        Incorporated  by  reference  from  Amendment  No.  1 to  the  Company's
         Registration Statement on Form SB-2 (No. 333-33419), filed with the Commission on September 22, 1997.

2 Incorporated by reference from Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-82246), filed with the Commission on September 15, 1994.

3        To be filed by amendment.

Item 28.          Undertakings.
--------          -------------

         (a)      The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  2. That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer will:

                  1. For determining any liability under the Securities Act, treat any information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a Form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this form and has caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of April, 1998.

                                   INTERVEST BANCSHARES CORPORATION
                                   (Registrant)


                                   By:          /s/ Lowell S. Dansker
                                                ---------------------
                                                Lowell S. Dansker, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

                         Title                                     Date
                         -----                                     ----

/s/LAWRENCE G. BERGMAN   Vice President,                     April 13, 1998
---------------------
Lawrence G. Bergman      Secretary and Director

                         Director                            ________, 1998
Michael A. Callen

/s/JEROME DANSKER
-----------------
Jerome Dansker           Chairman of the Board,              April 13, 1998
                         Executive Vice President, Director

/s/LOWELL S. DANSKER
--------------------     President, Treasurer and Director   April 13, 1998
Lowell S. Dansker        (Principal Executive, Financial
                         and Accounting Officer)

                         Director                            ________, 1998
Milton F. Gidge

/s/WILLIAM F. HOLLY
-------------------      Director                            April 13, 1998
William F. Holly

                         Director                            ________, 1998
Edward J. Merz

/s/DAVID J. WILLMOTT
--------------------     Director                            April 13, 1998
David J. Willmott

/s/WESLEY T. WOOD
--------------------     Director                            April 13, 1998
Wesley T. Wood

                                  EXHIBIT INDEX


Exhibit Number           Description of Exhibit
--------------           ----------------------

   1.1              Form of Underwriting Agreement

   1.2              Form of Selected Dealer Agreement

   4.1              Form of Indenture

   5.1              Opinion of Harris Beach & Wilcox, LLP

  10.1              Form of Escrow Agreement

  24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach
                    & Wilcox, LLP, filed as Exhibit 5.1

  24.2              Consent of Hacker, Johnson, Cohen & Grieb

  25.1              Statement of Eligibility on Form T-1


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